Exhibit 2.2

AGREEMENT OF PURCHASE AND SALE OF PARTNERSHIP INTEREST

Among

COLUMBIA PROPERTY TRUST
OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership,
as Seller

and

APKV US PRIVATE REIT LP,
a Delaware limited partnership,

AZ VERS US PRIVATE REIT LP,
a Delaware limited partnership,

ALLIANZ U.S. PRIVATE REIT LP,
a Delaware limited partnership,

and

ALLIANZ PRESSE US REIT LP,
a Delaware limited partnership

collectively, as Purchaser

Dated as of July 6, 2017

1900, 1950, 2000 University Avenue, East Palo Alto, California 94303

TABLE OF CONTENTS (CONT.)

TABLE OF CONTENTS (CONT.)

		Page
12.26	Intentionally Omitted	47
12.27	Indemnity and Disclaimer	47

EXHIBITS AND SCHEDULES

EXHIBIT A	LEGAL DESCRIPTION OF LAND
EXHIBIT B	LEASE INFORMATION
EXHIBIT C	ENVIRONMENTAL REPORTS
EXHIBIT D	LIST OF SERVICE CONTRACTS
EXHIBIT E	LIST OF CLAIMS
EXHIBIT F	FORM OF TITLE AFFIDAVIT
EXHIBIT G	FORM OF TENANT ESTOPPEL CERTIFICATE
EXHIBIT H	INTENTIONALLY OMITTED
EXHIBIT I	PERMITTED EXCEPTIONS
EXHIBIT J	SELLER’S CLOSING CERTIFICATE
EXHIBIT K	PURCHASER’S CLOSING CERTIFICATE
EXHIBIT L	ASSIGNMENT AND ASSUMPTION OF PARTNERSHIP INTERESTS
EXHIBIT M	FIRPTA CERTIFICATE
EXHIBIT N	FORM OF NON-IMPUTATION AFFIDAVIT
EXHIBIT O	FORM OF PARTNERSHIP AGREEMENT
EXHIBIT P	FORM OF AMENDED AND RESTATED PARTNERSHIP AGREEMENT TO BE ENTERED INTO AT THE SUBSEQUENT CLOSING
EXHIBIT Q	FORM OF PARTNERS AGREEMENT TO BE ENTERED INTO AT THE SUBSEQUENT CLOSING
SCHEDULE 1	LIST OF MAJOR TENANTS
SCHEDULE 8.3	FORM OF PRORATION SCHEDULE

AGREEMENT OF PURCHASE AND SALE OF PARTNERSHIP INTEREST

THIS AGREEMENT OF PURCHASE AND SALE OF PARTNERSHIP INTEREST
(this “Agreement”) is made and entered into this 6th day of July, 2017 (the “Effective Date”), by and among COLUMBIA PROPERTY TRUST OPERATING PARTNERSHIP, L.P., a
Delaware limited partnership, having an office at c/o Columbia Property Trust, Inc., One Glenlake Parkway, Suite 1200, Atlanta, Georgia 30328 (“Seller”), and APKV US PRIVATE REIT LP (“APKV”), AZ VERS US PRIVATE REIT LP (“AZ VERS”), ALLIANZ U.S. PRIVATE REIT LP (“ALLIANZ U.S.”) and ALLIANZ PRESSE US REIT LP (“ALLIANZ PRESSE”),
each a Delaware limited partnership having an office at c/o Allianz Real Estate of America LLC, 60 East 42nd Street, Suite 3710, New York, New York 10165 (collectively, “Purchaser”).

RECITALS:

WHEREAS, Seller owns 100% of the limited partnership interests of COLUMBIA REIT
- UNIVERSITY CIRCLE, LP, a Delaware limited partnership (the “Company”);

WHEREAS, the Company owns the real property located at 1900, 1950 and 2000 University Avenue, East Palo Alto, California 94303, as more particularly described in Exhibit A attached hereto, and the real and personal property described as follows:

(a)Land. That certain tract of land which is described in Exhibit A attached hereto (the “Land”), together with any interest of the Company in and to all rights, outlots, easements and interests appurtenant thereto, if any, including, but not limited to, any streets or other public ways adjacent to the Land and owned by the Company and any water or mineral rights owned by the Company;

(b)Improvements. All buildings, improvements, fixtures and structures now or hereafter located on the Land, including the buildings located thereon (the “Improvements”);

(c)Leases. The interest as landlord under the leases described on Exhibit B (each, a “Lease”, and collectively, the “Leases”) with the Tenants (as hereinafter defined) in the Improvements and all other agreements to occupy all or a portion of the Land and the Improvements;

(d)Personal Property. All personal property and other tangible property, now or hereafter located on the Land or in the Improvements and owned by the Company (and not by the Tenants) and used exclusively in connection with the Land and the Improvements (the “Personal Property”);

(e)Intangible Property. All of the following, if any, in the possession or control of the Company: warranties, guarantees, and Service Contracts (as such term is defined in Section 6.1(xviii)), as-built plans and specifications for the Improvements, existing surveys, copies of any records and files pertaining to the Leases or the operation of the Property (as defined below), and all licenses, copyrights, trademarks and permits, and the right to use any trade name, websites, domain names, and telephone exchange, used in connection with the Property, in each case, to which the Company is a party or as to which it has the benefit, relating exclusively to the

Improvements or the Personal Property, to the extent assignable (collectively, the “Intangible Property”);

(f)Appurtenances. All right, title and interest of the Company, if any, in privileges, easements and appurtenances relating to the Land and the Improvements, including, without limitation (a) mineral, mining and water rights, (b) development rights and air rights, (c) easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and the Improvements, including, without limitation, (i) access to a public way, (ii) right, title and interest in and to any land lying in the bed of any street, road or avenue opened or proposed, appurtenant to, abutting or adjoining the Land, to the center line thereof, (iii) right, title and interest in and to any award made or to be made in lieu thereof, and in and to any unpaid award for damage to the Land by reason of change of any grade of any street and (iv) any certificates of occupancy, special exceptions, variances or site plan approvals or other authorizations issued or granted by any governmental authority (collectively, the “Appurtenances”);

The Land, the Improvements, the Leases, the Personal Property, the Service Contracts, the Intangible Property and the Appurtenances are sometimes hereafter referred to collectively as the “Property”;

WHEREAS, COLUMBIA REIT - UNIVERSITY CIRCLE GP, LLC, a Delaware limited liability company (“CXP GP”) , is the Company’s sole general partner owning a 0.0% general partnership interest in the Company, and Seller, initially, is the Company’s sole limited partner owning 100% of the limited partnership interest (the “Interest”) in the Company;

WHEREAS, Seller and Purchaser intend that, on and subject to the terms and conditions set forth in this Agreement, the following steps will be taken on or before Closing (as hereinafter defined), as applicable (the “Transaction Steps”):

(a)on the Closing Date (as hereinafter defined), Seller will assign to Purchaser, and Purchaser will assume from Seller, Twenty-Two and Five Tenths Percent (22.5%) of the Interest (the “Purchased Interest”) and Purchaser shall pay the Purchase Price (as hereinafter defined) to Seller in accordance with the terms and conditions of this Agreement; and

(b)concurrently with the assignment and assumption of the Purchased Interest, Seller, CXP GP and Purchaser shall enter into an Amended and Restated Agreement of Limited Partnership, in the form attached hereto as Exhibit O, dated as of the Closing Date (as the same may be amended or restated from time to time, including, without limitation, pursuant to the Amended and Restated Partnership Agreement (as defined herein), the “Partnership Agreement”);

WHEREAS, this Agreement is being signed contemporaneously with the signing of the following two other agreements: (a) Agreement of Purchase and Sale of Partnership Interest among APKV, AZ VERS and ALLIANZ U.S., collectively, as seller, and Columbia REIT -114 Fifth Ave, LLC, a Delaware limited liability company, as purchaser (“114 Fifth Purchaser”), with respect to the purchase of a limited partnership interest in 114 Venture LP, a Delaware limited partnership, which is the indirect owner of a leasehold interest in the real property commonly known as 114 Fifth Avenue, New York, New York (the “114 Fifth Property”) and (b) Agreement of Purchase and Sale of Partnership Interest (the “333 Market Purchase and Sale Agreement”) among Seller, as seller, and Purchaser, as purchaser, with respect to the purchase of a limited partnership interest in Columbia REIT - 333 Market Street, LP, a Delaware limited partnership, which owns the real property commonly known as 333 Market Street, San Francisco, California 94103 (the “333 Market Property”), each dated as of the Effective Date (the “Other Agreements”), which are in form substantially similar to this Agreement. Seller is an affiliate of 114 Fifth Purchaser (“Seller’s Affiliates”). The Purchased Interests as defined in the Other Agreements are sometimes referred to in this Agreement collectively as the “Other Property”; and

WHEREAS, Purchaser, Seller, and their affiliates under the Other Agreements all expect that (1) the closings (the “Closings”) of the sales of the Other Property and of the Purchased Interest (collectively, the “Three Properties”) as contemplated in the Other Agreements and in this Agreement (collectively, the “Three Agreements”) will occur concurrently, (2) the Closing is to be treated, for federal income tax purposes, as a purchase by Purchaser of a Twenty-Two and Five Tenths Percent (22.5%) interest in each of the Company’s assets immediately followed by a contribution by the Seller and the Purchaser of their respective interests in those assets in exchange for ownership interests in the Company pursuant to Rev. Rul. 99-5, 1999-1 C.B. 434 and (3) if any of the Three Agreements is terminated before the Closings, then all of the Three Agreements will be terminated unless the parties to all Three Agreements otherwise agree.

NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser do hereby agree as follows:

ARTICLE 1

INCORPORATION/INTEREST INCLUDED IN SALE

1.1Incorporation. The preambles to this Agreement are fully incorporated herein by this reference thereto with the same force and effect as though restated herein.

1.2Transaction Steps. On and subject to the terms and conditions set forth in this Agreement, each of Seller and Purchaser agrees to perform or cause to be performed the Transaction Steps applicable to it.

1.3Transfer of Additional Interest.

(a)Subject to the conditions set forth in Section 1.3(d) and Section 1.3(e), effective at 12:01 am Pacific time on the last day of the calendar month (the “Subsequent Closing Date”) in which the earlier of the following occurs: (a) joint ventures between Purchaser or affiliates of Purchaser, on the one hand, and Seller or affiliates of Seller, on the other hand, with Purchaser or the affiliates of Purchaser owning forty-five percent (45%) of the partnership interest in each such venture and Seller or the affiliates of Seller owning fifty-five percent (55%) of the partnership interest in each such venture, having acquired assets in addition to the Three Properties that have an aggregate value of Six Hundred Million and 00/100 Dollars ($600,000,000.00) or

more, and (b) the date which is one year after the Closing Date; (i) Seller will assign to Purchaser, and Purchaser will assume from Seller, an additional Twenty-Two and Five Tenths Percent (22.5%) of the Interest (the “Additional Purchased Interest”), (ii) Purchaser shall pay to Seller the Additional Purchased Interest Price (as hereinafter defined), (iii) to the extent applicable, all of the terms and provisions of Sections 8.1, 8.2, 8.3 and 11.1 shall apply, mutatis mutandis, except that all references in such Sections to “Closing” and “Closing Date” shall instead be deemed to refer to the “Subsequent Closing” and the “Subsequent Closing Date”; and (iv) Seller and Purchaser shall enter into and Seller shall cause CXP GP to enter into, executed on the Subsequent Closing Date but effective as of 12:01 am Pacific time on the Business Day next following the Subsequent Closing Date, a Second Amended and Restated Agreement of Limited Partnership in the form attached hereto as Exhibit P (the “Amended and Restated Partnership Agreement”) and a Partners Agreement in the form attached hereto as Exhibit Q (the “Partners Agreement”). Such transaction is referred to herein as the “Subsequent Closing”. The foregoing notwithstanding, if the last day of the month on which the Subsequent Closing Date would otherwise occur pursuant to this Agreement is not a Business Day and/or the next succeeding day is not a Business Day, Purchaser and Seller shall, so that the Subsequent Closing Date and the immediately succeeding calendar day are both Business Days, mutually review and reasonably agree on the date for the Subsequent Closing Date with the goal of minimizing stub period accounting and tax reporting issues, but in no event later than the Outside Subsequent Closing Date.

(b)The “Additional Purchased Interest Price” shall be an amount equal to the sum of (x) the Purchase Price, plus (y) Twenty-Two and Five Tenths Percent (22.5%) of the amount of any Capital Contributions (as such term is defined in the Partnership Agreement) made to the Company at or after the Closing and prior to the Subsequent Closing pursuant to the Partnership Agreement, as adjusted at the Subsequent Closing to reflect adjustments and prorations in accordance with Section 8.1 below, to the effect that income and expenses of the Company attributable to periods prior to the Subsequent Closing shall be allocated among the partners of the Company in accordance with their respective interests in the Company in effect prior to the Subsequent Closing and income and expenses accruing from and after the Subsequent Closing shall be allocated among the partners of the Company in accordance with their respective interests in the Company in effect following the Subsequent Closing. Any transaction costs applicable to the Subsequent Closing shall be allocated between Purchaser and Seller as provided in Section 8.2 below, as applicable.

(c)Except as otherwise agreed by Purchaser and Seller, the Subsequent Closing shall be conducted through an escrow with Escrow Agent (as hereinafter defined) in the same manner as the Closing and the Additional Purchased Interest shall be conveyed to Purchaser at the Subsequent Closing by an Assignment and Assumption of Partnership Interests in the form attached hereto as Exhibit L. If Purchaser consists of more than one entity, conveyance shall be made to each such entity in the same proportion as the original Interest was conveyed hereunder to such entities at the Closing, except as otherwise directed in writing by Purchaser.

(d)It shall be a condition to Purchaser’s obligation to close the Subsequent Closing that (i) the Closing shall have occurred, (ii) all of the representations and warranties of Seller contained in this Agreement shall be true, correct and complete in all material respects as of the Subsequent Closing Date (even though they refer to the “Closing” or “Closing Date”), subject to Section 6.4 and to any changes in facts and circumstances that were within Purchaser’s Knowledge (as hereinafter defined) prior to the initial Closing or resulted from actions or matters approved or permitted pursuant to the Partnership Agreement, and (iii) the “Subsequent Closing” (as defined in the 333 Market Purchase and Sale Agreement) shall have closed concurrently with the Subsequent Closing under this Agreement. Seller shall deliver to Purchaser (x) a certificate, dated the Subsequent Closing Date, stating that the representations and warranties of Seller contained in Section 6.1 hereof are true, correct and complete in all material respects as of such date (and subject to Section 6.4 below) in the form of Exhibit J, (y) a balance sheet for the Company dated not earlier than 30 days prior to the Subsequent Closing Date, and (z) an income statement and cash flow statement for the Company for the calendar quarter ending immediately prior to the Subsequent Closing Date (or if the Subsequent Closing Date occurs less than 30 days following the end of the calendar quarter, for the next preceding calendar quarter), and such financial statements shall be deemed to be the Company Financial Statements referred to in Sections 6.1(xi) and 6.1(xii) for purposes of clause (ii) of this Section 1.3(d).

(e)It shall be a condition to Seller’s obligation to close the Subsequent Closing that (i) the Closing shall have occurred, (ii) Purchaser shall have delivered the Additional Purchased Interest Price to Escrow Agent for delivery to Seller upon the Subsequent Closing, and
(iii) the “Subsequent Closing” (as defined in the 333 Market Purchase and Sale Agreement) shall have closed concurrently with the Subsequent Closing under this Agreement.

(f)Notwithstanding the foregoing, and subject to and without limiting Purchaser’s and Seller’s rights to extend the Subsequent Closing Date as otherwise set forth elsewhere in this Agreement, (a) either Purchaser or Seller shall have the option to extend the Subsequent Closing Date to the last day of the next succeeding calendar month by delivering a written extension notice to the other party at least three (3) Business Days prior to the then scheduled Subsequent Closing Date, provided, however, that the Subsequent Closing Date (i) shall occur on the last day of a month (except as otherwise agreed pursuant to the last sentence of Section 1.3(a) in the event that such last day of the month or the immediately succeeding calendar day are not Business Days) and (ii) shall not be extended beyond, and the Subsequent Closing shall occur (subject to the satisfaction of the applicable closing conditions set forth in this Agreement) on or before Tuesday, July 31, 2018 (the “Outside Subsequent Closing Date”) and (b) TIME SHALL BE OF THE ESSENCE as to Purchaser’s and Seller’s obligation to close on or before the Outside Subsequent Closing Date. In the event Seller or Purchaser extends the then scheduled Subsequent Closing Date as herein provided, the Subsequent Closing Date provided in the 333 Market Purchase and Sale Agreement shall be correspondingly extended, it being the intention of the Seller and Purchaser that the Subsequent Closing contemplated by this Agreement and the 333 Market Purchase and Sale Agreement shall take place concurrently.

(g)For avoidance of doubt, this Agreement shall continue in full force and effect following the Closing.

ARTICLE 2

PURCHASE PRICE

2.1Purchase Price. The purchase price (the “Purchase Price”) for the Purchased
Interest is One Hundred Twenty-One Million, Five Hundred Thousand and 00/100 Dollars ($121,500,000.00), payable by Purchaser to Seller as follows: On the Closing Date, the Purchase Price, subject to adjustment and proration pursuant to Article 8 below, shall be paid by electronic wire transfer of immediately available federal funds pursuant to wiring instructions to be given by Fidelity National Title Company, 5565 Glenridge Connector, Suite 300, Atlanta, Georgia 30342, Attn: Melissa Hall (“Escrow Agent”) or as Escrow Agent may direct to Purchaser prior to the Closing.

2.2Business Days; Funding Deadline.

(a)For purposes of this Agreement, “Business Day” shall mean any day of the week other than (i) Saturday and Sunday, or (ii) a day on which banking institutions in San Francisco, California, New York, New York or Munich, Germany are obligated or authorized by law or executive action to be closed to the transaction of normal banking business.

(b)Except as may be expressly agreed by Purchaser and Seller to the contrary, all payments under this Agreement shall be sent by electronic wire transfer of immediately available federal funds to an account designated by the recipient thereof and shall be sent no later than 4:00 PM Eastern Daylight Time on the applicable date.

ARTICLE 3

CLOSING

3.1Closing Date.    Subject to the adjournments and extensions expressly allowed elsewhere in this Agreement, the Closing of the transfer of the Purchased Interest shall take place on July 6, 2017, by escrow delivery of documents and funds to the Escrow Agent (the date upon which the Closing shall occur being herein referred to as the “Closing Date”). Notwithstanding the foregoing, and subject to and without limiting Purchaser’s and Seller’s rights to extend the Closing Date as otherwise set forth elsewhere in this Agreement, (a) either Purchaser or Seller shall have the option to extend the Closing Date by up to five (5) Business Days by delivering a written extension notice to the other party at least three (3) Business Days prior to the then scheduled Closing Date, provided, however, that the Closing Date shall not be extended beyond, and Closing shall occur (subject to the satisfaction of the applicable closing conditions set forth in this Agreement) on or before July 13, 2017 (the “Outside Closing Date”) and (b) TIME SHALL BE OF THE ESSENCE as to Purchaser’s and Seller’s obligation to close on or before the Outside Closing Date. In the event Seller or Purchaser extends the then scheduled Closing Date as herein provided, the Closing Dates provided in the Other Agreements shall be correspondingly extended, it being the intention of the Seller and Purchaser that the closings contemplated by this Agreement and the Other Agreements shall take place concurrently.

3.2	Conditions Precedent.

3.2.1Conditions Precedent to Purchaser’s Obligations. The obligation of Purchaser to cause the transaction contemplated herein to be consummated is subject to the satisfaction of the following conditions on or prior to the Closing Date, as applicable:

(a)Continuation of Representations and Warranties. All of the representations and warranties of Seller contained in this Agreement shall be true, correct and complete in all material respects as of: (i) the Effective Date; and (ii) the Closing Date as if made originally on the Closing Date, subject to the provisions of Section 6.4 below.

(b)Seller’s Compliance with Covenants. Seller shall perform, observe and comply in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder, including, without limitation, the delivery of all documents and other items to be delivered under this Agreement.

(c)	Tenant Estoppels.

(i)Subject to the provisions hereof, Purchaser’s obligation to close the transaction contemplated herein is conditioned upon Purchaser’s receipt, not less than five
(5) Business Days prior to the Closing, of estoppel certificates from those tenants under the Leases (each, a “Tenant”, and collectively, the “Tenants”) of the Property listed on Schedule 1 attached hereto and made a part hereof (each, individually, a “Major Tenant”, and collectively, the “Major Tenants”) and for seventy-five percent (75%) of all Tenants at the Property (including the Major Tenants) as of the Effective Date, based upon square feet (excluding any vacant space at the Property) (collectively, the “Estoppel Threshold”), substantially in the form annexed hereto as Exhibit G (unless a Tenant’s Lease permits such Tenant to use its own form of estoppel or otherwise prescribes the form and content of an estoppel certificate to be delivered by such Tenant, in which event such Tenant may deliver an estoppel certificate in such form), showing no adverse matters (which for purposes hereof shall mean no default by the Company, as landlord under the Lease), or any facts that contradict any of the express representations or warranties of Seller set forth in this Agreement in any respect, or any facts that contradict any of the facts or statements set forth in the Lease in any respect, or any claim, offset, credit or reduction not explicitly provided for in the Lease, each executed by the Tenants, dated not more than forty (40) days prior to the Closing Date (an estoppel certificate meeting the requirements contained in this sentence shall be a “Conforming Estoppel”). In addition, an estoppel certificate otherwise meeting the foregoing requirements shall not fail to be a Conforming Estoppel if (x) a guarantor of a Lease does not execute such estoppel and such Lease or the applicable guaranty does not require such guarantor to execute such an estoppel or (y) a tenant deletes a factual statement included in the form attached as Exhibit G which statement was not included in the form of tenant estoppel which Purchaser or its affiliates accepted when acquiring an interest in the 114 Fifth Property (provided that this clause (y) shall not apply with respect to deletion of the statement with respect to percentage rent in Leases which provide for percentage rent). For avoidance of doubt, such factual statements not included in such estoppels for the 114 Fifth Property were: certification as to expansion or contraction rights, rights of first refusal to lease and rights of first option to lease; and provisions relating to breach of any co-tenancy provision or other provision of the lease conditioning Tenant’s performance on the occupancy of other premises by other tenants, or breach of any exclusivity provision contained in the lease. Notwithstanding anything herein contained to the contrary, (i) Purchaser shall have no right to object to an estoppel certificate solely because it limits one or more statements to the best of the tenant’s knowledge as to non-objective facts (provided that Conforming Estoppels shall not include knowledge qualifications as to objectively verifiable facts such as the amount of base rent, tenant’s pro rata share of operating expenses, payment of allowances, commencement date or termination date, etc.), or contains a general conditional statement such as “we reserve all rights under the Lease not in contradiction of statements in this estoppel” or “subject to our audit rights as set forth in the Lease” and (ii) to the extent that any default by the Company is disclosed in an estoppel certificate so long as (a) such default is quantified as a liquidated dollar amount and (b) such dollar amount is reserved by the Company solely for use to satisfy such default (and Seller shall not receive a credit for such reserve under Section 8.1(a)(vi)), then such estoppel shall not fail to be a Conforming Estoppel as the result of such default.

(ii)Seller shall make commercially reasonable efforts to obtain Conforming Estoppels from all Tenants. Notwithstanding anything herein contained to the contrary, in the event Seller has not obtained the Conforming Estoppel(s) from any Tenant(s) that is not a Major Tenant (each, a “Non-Major Tenant”) after making commercially reasonable efforts to obtain same, then in lieu of a Conforming Estoppel from Non-Major Tenants, Seller may deliver to Purchaser, and Purchaser shall accept, a Seller estoppel certificate in substantially the form of Exhibit H attached hereto in lieu thereof for Non-Major Tenants occupying in the aggregate not more than ten (10%) percent of the occupied square footage at the Property in order to reach the Estoppel Threshold, each of which Seller estoppel certificates shall be released on the earlier to occur of (x) the date upon which such Tenant executes its own Conforming Estoppel confirming the statements made in the Seller estoppel certificate, and (y) the end of the Survival Period (as defined in Section 10.1) as to any claims not asserted with respect thereto prior to the end of the Survival Period.

(iii)In the event that Seller shall not have obtained Conforming Estoppels from the Tenants required under Section 3.2.1(c)(i) (or delivered a Seller estoppel certificate in lieu thereof pursuant to Section 3.2.1(c)(ii)) by the date that is five
(5) Business Days prior to the Closing Date, Seller shall have the right to extend the Closing Date (up to two times), but not beyond the Outside Closing Date, for the purpose of obtaining such Conforming Estoppels. If Seller shall elect to exercise this extension right, Seller shall deliver notice thereof to Purchaser on or before the date at least two (2) Business Days prior to the then scheduled Closing Date. Furthermore, the failure of Seller to obtain Conforming Estoppels from any Tenant (or to deliver a Seller estoppel certificate in lieu thereof as permitted hereunder) on or before the Closing Date, provided Seller has used commercially reasonable efforts to obtain the same (including the exercise of Seller’s right to extend the Closing Date for the purpose of obtaining the same, but excluding the expenditure of any material sums of money or the commencement of any litigation), shall not be deemed a breach of this Agreement; it being agreed that the sole remedy of Purchaser in the event Seller does not obtain Conforming Estoppels (or Seller estoppel certificates in lieu thereof as permitted hereunder) despite the use of commercially reasonable efforts as set forth in this Section 3.2 will be to terminate this Agreement upon written notice to Seller. Notwithstanding the foregoing, if Seller has not obtained Conforming Estoppels from the Tenants required under Section 3.2.1(c)(i) (or if Seller shall not have delivered a Seller estoppel certificate in lieu thereof pursuant to Section 3.2.1(c)(ii)), in any case, on or before the date that is five (5) Business Days prior to Closing Date (as the same may have been extended by Seller as heretofore provided), then, at Purchaser’s sole election to be made by written notice to Seller at least two (2) Business Days prior to the then- scheduled Closing Date, unless Purchaser waives Seller’s obligation to obtain such Conforming Estoppels, this Agreement shall continue in full force and effect, and the Closing Date shall be extended as determined by Purchaser for up to thirty (30) days in total (but in no event beyond the Outside Closing Date) to provide additional time for Seller to obtain such estoppels, which Seller shall continue to use commercially reasonable efforts to obtain. If this Agreement is terminated by Purchaser pursuant to this Section3.2 , the parties will have no further rights and obligations hereunder, except for those rights and obligations that expressly survive the termination of this Agreement.

(iv)Notwithstanding anything herein contained to the contrary, Purchaser acknowledges and agrees that Seller’s obligation to use commercially reasonable efforts to obtain Conforming Estoppels shall not require Seller to send any notice of default to any Tenant under any Lease as a result of any Tenant’s failure to provide an estoppel certificate following Seller’s request therefor and other commercially reasonable efforts to obtain the same, and Seller shall have the right (but not the obligation) as provided above to deliver a Seller estoppel certificate on behalf of a Tenant as permitted hereunder.

(d)No Contest. There shall be no litigation, including any arbitration, investigation or other proceeding by any bona fide third party, pending by or before any court, arbitrator or governmental authority, nor any decree, order or injunction issued by any such court, arbitrator or governmental authority in favor of any bona fide third party and remaining in effect, which does or seeks to prevent or hinder the timely consummation of the Closing.

(e)Title Policy. Each of the Title Company (as hereinafter defined) and First American Title Insurance Company (“FirstAm”), through its agent, Prestige Title Agency, Inc., shall be willing to insure title to the Property in the name of the Company pursuant to a co-insurance ALTA 2006 Owner’s Policy of Title Insurance with extended coverage, with the Title Company insuring $297,000,000.00 and FirstAm insuring $243,000,000.00, out of an aggregate amount of insurance of $540,000,000.00 (collectively, the “Title Policy”) at regular rates and without additional premium (other than the cost of the Required Endorsements which shall be paid as provided in Section 8.2), subject only to the Permitted Exceptions (as hereinafter defined), and with the Required Endorsements. As used herein, “Required Endorsements” shall mean: non-imputation protecting Purchaser as to imputed knowledge of Seller and CXP GP (based on an affidavit of Seller in form and substance reasonably acceptable to the Title Company); co-insurance endorsement; to the extent such endorsements are available under the laws of the state in which the Property is located, (i) owner’s comprehensive, (ii) access, (iii) survey (accuracy of survey), (iv) location (survey legal matches title legal), (v) separate tax lot, (vi) plat act/subdivision or legal lot, (vii) zoning 3.1 (with parking and loading docks), (viii)

contiguity (if applicable), (ix) restrictions (if applicable), and (x) utility facility endorsement.

(f)Satisfaction of Conditions Precedent Under Other Agreements. The conditions precedent to APKV’s, AZ VERS’s, ALLIANZ U.S.’s and ALLIANZ PRESSE’s respective obligations to close under the Other Agreements shall have been satisfied or waived by the applicable Purchaser’s Affiliate.

(g)No Material Outstanding Violations. There shall be no notice issued of any material violation or alleged material violation of any statutes, laws, rules, regulations, orders, decrees, injunctions and ordinances applicable to the Company or the Property or the operation of either of them (collectively “Laws”) which has not been corrected to the satisfaction of the issuer of the notice.

(h)Service Contracts and Major Leases. (i) The Company shall not be in default under any Service Contract and (ii) the Leases with Major Tenants (“Major Leases”) (A) shall be free from material default after the expiration of applicable notice and cure periods and in full force and effect, (B) the Major Tenants thereunder shall have taken possession and are paying all rent then required to be paid thereunder and (C) no Major Tenant shall have initiated or had initiated against it any insolvency, bankruptcy, receivership or other similar proceeding.

(i)REA Estoppel. As the Property is subject to a declaration of covenants, conditions and restrictions or similar instrument (“REA”) governing or affecting the use or improvement thereof, (i) Seller shall have delivered to Purchaser an estoppel certificate, in form and substance reasonably satisfactory to Purchaser, from the association or other person or entity having governing or approval rights under the REA.

(j)Purpose of Conditions Precedent. The obligation of Purchaser to close the transaction contemplated herein is subject to the express conditions precedent set forth in Section 3.2.1, each of which is for the sole benefit of Purchaser and may be waived at any time by written notice thereof from Purchaser to Seller. The waiver of any particular condition precedent set forth in Section 3.2.1 shall not constitute the waiver of any other. In the event of the failure of a condition precedent set forth in Section 3.2.1 on the Closing Date, Purchaser may elect in its sole discretion, by written notice to Seller on or before the Closing Date, to (i) terminate this Agreement or (ii) extend the time available for the satisfaction of such condition and the Closing Date by up to a total of thirty (30) days, but not later than the Outside Closing Date, or (iii) elect on or before the Closing Date to effect the Closing, notwithstanding the non-satisfaction of such condition, in which event Purchaser shall be deemed to have waived any such condition. If Purchaser elects to extend the period for satisfaction of such condition pursuant to clause (ii) above, and such condition remains unsatisfied after the end of such extension period, then, at such time, Purchaser may elect to proceed pursuant to either clause (i) or (iii) above. Any failure to timely elect to proceed under clauses (i), (ii) or (iii) above, shall be deemed an election to proceed under clause (i) above.

3.2.2Conditions Precedent to Seller’s Obligations. The obligation of Seller to cause the transaction contemplated herein to be consummated is subject to satisfaction of the following conditions on or prior to the Closing Date:

(a)Delivery of Purchase Price. Purchaser shall deliver the balance of the Purchase Price (in the amount required under Section 2.1 of this Agreement) to Escrow Agent for delivery to Seller at Closing.

(b)Continuation of Representations and Warranties. All of the representations and warranties of Purchaser contained in this Agreement shall have been true, correct and complete in all material respects as of the Effective Date and on the Closing Date, as if made originally on the Closing Date.

(c)Purchaser’s Compliance with Covenants. Purchaser shall have performed, observed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder, including, without limitation, the delivery of all documents and other items to be delivered under this Agreement.

(d)Satisfaction of Conditions Precedent Under Other Agreements. The conditions precedent to Seller and Seller’s Affiliates obligation to close under the Other Agreements shall have been satisfied or waived by the applicable Seller’s Affiliate.

(e)Purpose of Conditions Precedent. The obligation of Seller to close the transaction contemplated herein is subject to the express conditions precedent set forth in Section 3.2.2, each of which is for the sole benefit of Seller and may be waived at any time by written notice thereof from Seller to Purchaser. The waiver of any particular condition precedent set forth in Section 3.2.2 shall not constitute the waiver of any other. In the event of the failure of a condition precedent set forth in Section 3.2.2 on the Closing Date, Seller may elect, in its sole discretion, by written notice to Purchaser on or before the Closing Date, to (i) terminate this Agreement or (ii) extend the time available for the satisfaction of such condition and the Closing Date by up to a total of thirty (30) days, but not later than the Outside Closing Date, or (iii) elect on or before the Closing Date to effect the Closing, notwithstanding the non-satisfaction of such condition, in which event Seller shall be deemed to have waived any such condition. If Seller elects to extend the period for satisfaction of such condition pursuant to clause (ii) above, and such condition remains unsatisfied after the end of such extension period, then, at such time, Seller may elect to proceed pursuant to either clause (i) or (iii) above. Any failure to timely elect to proceed under clauses (i), (ii) or (iii) above, shall be deemed an election to proceed under clause (i) above.

3.2.3Mutual Conditions Precedent to Parties’ Obligations. The obligation of each of Seller and Purchaser to cause the transaction contemplated herein to be consummated is subject to satisfaction of the following conditions on the Closing Date:

(a)Seller and Purchaser shall have executed the Partnership Agreement, which agreement shall be in the form attached hereto as Exhibit O, and which shall become effective as of the Closing Date.

(b)	Intentionally Omitted.

(c)Seller and Purchaser shall have agreed upon the form and substance of a Property Management Agreement (the “Management Agreement”) with respect to the Property between the Company and an affiliate of Seller, which Management Agreement shall be executed by the Company and such Seller affiliate at Closing.

(d)	Intentionally Omitted.

(e)Purpose of Condition Precedent. The obligation of each of Seller and Purchaser to close the transaction contemplated herein is subject to the express conditions precedent set forth in Section 3.2.3, which may be waived upon agreement by both Seller and Purchaser in writing. The waiver of any particular condition precedent shall not constitute the waiver of any other. In the event of the failure of the condition precedent set forth in Section 3.2.3 on the Closing Date, either party may elect, in its sole discretion, to terminate this Agreement. In the event of the failure of any of the conditions precedent in this Section 3.2.3 on the Closing Date, either Purchaser or Seller may elect, in its sole discretion, by written notice to the other party on or before the Closing Date, to (i) terminate this Agreement (but such election shall not be effective if the other party elects to proceed under clause (ii) below) or (ii) extend the time available for the satisfaction of such condition and the Closing Date by up to a total of thirty (30) days, but not later than the Outside Closing Date, or (iii) elect on or before the Closing Date to proceed to Closing notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived the satisfaction of such condition as to itself (but not as to the other party). If a party elects to extend the period for satisfaction of such condition pursuant to clause (ii) above, and such condition remains unsatisfied after the end of such extension period, then, at such time, either party may elect to proceed pursuant to either clause (i) or
(iii) above. Any failure by a party to timely elect to proceed under clauses (i), (ii) or (iii) above, shall be deemed an election by such party to proceed under clause (i) above (unless the other party has elected to extend the Closing Date as provided above).

3.3Tax Treatment. Seller and Purchaser agree that the Closing is to be treated, for federal income tax purposes, as a purchase by Purchaser of a Twenty-Two and Five Tenths Percent (22.5%) interest in each the Company’s assets immediately followed by a contribution by the Seller and the Purchaser of their respective interests in those assets in exchange for ownership interests in the Company pursuant to Rev. Rul. 99-5, 1999-1 C.B. 434.

ARTICLE 4

ACCESS AND INSPECTION

4.1Access and Inspection.

(a)Purchaser shall have the right, but not the obligation, to conduct reviews of zoning, building code and other applicable ordinances to determine whether the Property is in compliance. All such inspections and reviews shall be at the sole cost and expense of Purchaser and shall be subject to the provisions of this Article 4. Notwithstanding the foregoing or anything set forth herein to the contrary, Purchaser shall not be permitted to perform any Phase II environmental assessments or any other invasive tests if they require a material physical alteration of the Property without first providing Seller with written notice thereof, and without Seller’s express written consent thereto, which consent may be granted or denied in Seller’s sole and absolute discretion.

(b)Seller will permit Purchaser to have access to the Property during regular business hours (unless otherwise agreed), and upon reasonable prior notice (which the parties agree shall mean not less than one (1) Business Day’s prior notice to Seller via telephone call or electronic mail to Michael Schmidt at 415.814.1483 or michael.schmidt@columbia.reit), with its agents, inspectors, contractors and engineers as needed to inspect, examine, survey and otherwise undertake those actions which Purchaser reasonably deems necessary or desirable to determine whether to purchase the Property. All of the inspections shall be conducted at the cost and expense of Purchaser without contribution from Seller of any kind or amount.

(c)In connection with any inspections, at Seller’s election, a representative of Seller may be present during any entry by Purchaser or its representatives upon the Property for conducting said inspections. Purchaser shall take, or cause Purchaser’s representatives, employees and/or agents to take, all reasonably necessary actions to insure that neither it nor any of its representatives shall unreasonably interfere with the ongoing operations occurring at the Property during the course of performing any such inspections, including, without limitation, any operations of Tenants. Purchaser shall not cause or permit any mechanics’ liens or other liens to be filed against the Property as a result of the inspections.

(d)Purchaser agrees and covenants with Seller not to disclose any of the reports or other documentation or information obtained by Purchaser which relates to the Property or Seller in any way to any third party prior to the Closing, without Seller’s prior written consent (other than to lenders, accountants, attorneys and other professionals and consultants working for Purchaser in connection with the acquisition and leasing of the Property), all of which reports, documentation or other information shall be used by Purchaser and its agents solely in connection with the transactions contemplated hereby, unless Purchaser is obligated by law to make such disclosure. In the event Purchaser is required to make a disclosure under a law, regulation or court order, it shall notify Seller (to the extent such notice to Seller is not prohibited under applicable law) prior to making any such disclosure to enable Seller to seek a protective order at Seller’s sole cost and expense. Notwithstanding the foregoing, in the event Seller is unable to obtain such protective order prior to the date upon which Purchaser must make any such disclosure or if Purchaser could be subject to fines, penalties or sanctions for failing to make such disclosure, Purchaser shall nonetheless be permitted to disclose any information as may be required by law and/or to avoid such fines, penalties or sanctions, in each case, upon prior written notice to Seller (to the extent such notice is not prohibited by applicable law). If requested by Seller, in the event the Closing shall not occur, Purchaser shall provide Seller with copies of such reports obtained by Purchaser, provided that such copies shall be provided without warranty or right of reliance and Seller shall reimburse Purchaser’s costs and expenses incurred in obtaining such reports. The provisions of this Section 4.1(d) shall not apply with respect to information in the public domain other than as a result of Purchaser’s breach of this Section 4.1(d) and shall not prohibit disclosure as reasonably required to enforce the provisions of this Agreement.

(e)Purchaser agrees to indemnify, defend and hold Seller and its affiliates, partners, trustees, beneficiaries, shareholders, directors, officers, managers, members, investors, advisors and other agents and their respective employees, officers, directors and shareholders (collectively, the “Indemnified Parties”) harmless from and against any and all claims, liabilities, damages, actual losses (whether or not covered by insurance) and costs and expense (including, without limitation, reasonable attorneys fees’ and court costs) (a “Claim”) actually incurred by any of the Indemnified Parties as a result of or in connection with (i) mechanics’ liens, damage to the Property and injury to persons or property resulting from any activities of Purchaser (including activities of any of Purchaser’s employees, consultants, contractors or other agents) conducted pursuant to or in violation of this Article 4 or otherwise, or (ii) any breach by Purchaser of Section 4.1(d), but excluding in each case, exemplary, punitive, indirect or consequential, special or similar damages; and except to the extent any Claims arise from or are related to the negligence or intentional acts or willful misconduct of Seller or Seller’s agents. In connection therewith, in the event that the Property is damaged, disturbed or altered in any adverse way as a result of such activities (excluding the mere discovery of a condition), Purchaser shall promptly restore the Property to its condition existing prior to the commencement of such activities. Purchaser’s indemnification obligation under this Article 4 shall survive the Closing or any other termination of this Agreement. Furthermore, Purchaser agrees (i) to maintain and to cause all of its representatives or agents conducting any inspections to maintain and have in effect workers’ compensation insurance in accordance with applicable law, and, if applicable, contractor’s pollutant liability insurance, (ii) to maintain commercial general liability insurance and if necessary umbrella insurance with limits of at least Three Million and 00/100 Dollars ($3,000,000.00) per occurrence for personal injury and property damage and (iii) that Purchaser’s agents, engineers, contractors, subcontractors, consultants, employees and other representatives accessing the Property shall maintain commercial general liability insurance and if necessary umbrella insurance with limits of at least One Million and 00/100 Dollars ($1,000,000.00) per occurrence for personal injury and property damage, in each case from an insurer reasonably satisfactory to Seller. Purchaser shall deliver to Seller prior to commencing any of the activities described in this Article 4, evidence reasonably satisfactory to Seller that the insurance required hereunder is in full force and effect. Furthermore, any coverage written on a “Claims-Made” basis shall be kept in force, either by renewal or the purchase of an extended reporting period, for a minimum period of one (1) year following the earlier to occur of (a) the Closing and (b) termination of this Agreement.

(f)Purchaser’s inspection rights shall be subject to the rights of the Tenants, including without limitation, rights of quiet enjoyment, and Purchaser agrees that it will not unreasonably interfere with any Tenant or contractor on the Property or Seller’s operation of the Property. All such inspections shall be performed in such a manner as to minimize any interference with the business of the Tenants under the Leases and, in each case, in compliance with the rights and obligations of Seller as landlord under the Leases. Purchaser agrees that Purchaser shall make no contact with any Tenant without providing advance notice to Seller (which the parties agree shall mean not less than one (1) Business Day’s prior notice to Seller via telephone call or electronic mail to Michael Schmidt at 415.814.1483 or michael.schmidt@columbia.reit), and

Seller shall have the right to be present during any Tenant interview (including via telephone or in-person).

4.2No Right to Terminate. Nothing in Section 4.1 shall be construed to give Purchaser the right to terminate this Agreement in the event it is dissatisfied with the results of any inspections or testing conducted pursuant to this Section.

ARTICLE 5

TITLE

5.Title.

5.1Title Commitment. Seller has delivered a commitment for title insurance (the “Title Commitment”) from Fidelity National Title Company - Atlanta, Georgia (the “Title Company”). Purchaser shall have the option from time to time until the Closing Date to further direct the Title Company to conduct a title search for the continuation of the Title Commitment (the “Continuation”) and, if such option is exercised, deliver the results of such Continuation to both Seller and Purchaser no later than one (1) Business Day prior to the scheduled Closing Date. Within one (1) Business Day after the Effective Date, Seller shall deliver a copy of the existing survey for the Property (the “Survey”) to Purchaser. Purchaser has requested that the surveyor update the Survey (the “Updated Survey”). Purchaser shall deliver a copy of such Updated Survey to Seller promptly after Purchaser’s receipt thereof. Purchaser may have the Updated Survey further updated from time to time prior to Closing to reflect anything identified in a title Continuation.

5.2Permitted Exceptions. The encumbrances listed in Exhibit I shall be deemed to be Permitted Exceptions for purposes of this Agreement. Neither Seller nor the Company shall be required to bring any action or proceeding or to otherwise incur any expense to remove or discharge any exception to the Title Commitment, except that Seller agrees to cause the Company to remove the following items (regardless of cause): (i) any mortgage placed on the Property by the Company, including, without limitation, any assignment of leases and rents, UCC-1 financing statement or other similar document relating to such mortgage (which removal may be in the form of an assignment to a new lender on behalf of the Company if elected by Seller and Purchaser),
(ii) mechanics’ liens for work performed at the Company’s request (excluding any mechanics’ liens for work performed by, on behalf of, or at the request of, any Tenant and which the Tenant is required to remove under the terms of its Lease), judgments against the Company, Federal tax liens and (iii) other involuntary monetary encumbrances against the Property and involuntary liens against the Company (collectively “Monetary Encumbrances”). Seller shall have the right to cause the Company to pay off any Monetary Encumbrances on the Closing Date out of the Purchase Price provided (i) recordable instruments of release or discharge of such encumbrances in form and substance reasonably satisfactory to the Title Company are delivered to the Title Company at Closing and the Title Company agrees to remove such encumbrances from the Title Policy which will be issued to the Company for the Property, or (ii) if the holder of the Monetary Encumbrance is an institutional lender, a payoff letter in form and substance reasonably satisfactory to the Title Company, together with releases and discharges of the record documents, in recordable form, are delivered to the Title Company at Closing and the Title Company agrees to record promptly the releases and discharges and to remove such encumbrance from the Title Policy.

5.3Status of Title. Seller shall use commercially reasonable efforts to ensure that, on the Closing Date, title to the Property shall be good, marketable and insurable at standard rates, subject only to (a) any matters that are waived by Purchaser or arise by reason of Purchaser’s acts or omissions and (b) those matters which are accepted or deemed accepted by Purchaser in accordance with Section 5.2 hereof (collectively referred to as the “Permitted Exceptions”).

5.4Failure to Deliver Title. If title to the Property shall fail to be in compliance with the provisions of Section 5.3 on the Closing Date, then Purchaser shall have the right, immediately upon written notice to Seller, to terminate this Agreement, and this Agreement shall be null and void and of no further force or effect and, except for those provisions expressly stated to survive the termination of this Agreement, neither party shall have any right or obligation against or to the other.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1Representations and Warranties of Seller.

Seller hereby represents, warrants and covenants to Purchaser as follows, as of the Effective Date:

(i)Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is entitled to and has the power and authority to execute and deliver this Agreement and all Closing deliveries contemplated hereby, has taken all actions and received all necessary consents and authorizations required for the consummation of the transaction contemplated herein and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Seller shall not require the consent of any third-party. Neither the execution and delivery of this Agreement nor its performance by Seller will conflict with or result in the breach of any contract, agreement, law, rule or regulation to which Seller is a party or by which Seller is bound. This Agreement is valid and enforceable against Seller in accordance with its terms and each instrument to be executed by Seller pursuant to this Agreement or in connection herewith will, when executed and delivered, be valid and enforceable against Seller in accordance with its terms, subject to applicable legal and equitable principles.

(ii)Upon completion of all Transaction Steps other than the Closing, (a) Seller will be the sole owner of the Purchased Interest and will have good and valid title thereto, free and clear of all liens, pledges, security interests, assignments, claims and encumbrances and (b) there will be no options, warrants, rights of first refusal, puts, calls, commitments or other claims of ownership of any nature or character relating to the Purchased Interest. At the Subsequent Closing and prior to the assignment to Purchaser of the Additional Purchased Interest, (x) Seller will be the sole owner of the Additional

Purchased Interest and will have good and valid title thereto, free and clear of all liens, pledges, security interests, assignments, claims and encumbrances and (y) there will be no options, warrants, rights of first refusal, puts, calls, commitments or other claims of ownership of any nature or character relating to the Additional Purchased Interest. As of the conveyance thereof to Purchaser, neither the Purchased Interest nor the Additional Purchased Interest will have been pledged as collateral or as security for any debt or obligation. Except as set forth in the Partnership Agreement and the Partners Agreement, there are (a) no requirements for the owner of either the Purchased Interest or the Additional Purchased Interest to make additional contributions to or be liable for the obligations of the Company; (b) no statutory or contractual preemptive rights, or any rights of first refusal or similar rights or restrictions with respect to the sale of any partnership interests in the Company and (c) no agreements between the partners of the Company with respect to the voting or transfer of partnership interests in the Company.

(iii)On the Closing Date there will be no loans outstanding to or from the Company by, to or from the Seller, CXP GP or any of their affiliates.

(iv)As of the Closing Date the Company is not a guarantor of any debt or obligation nor does the Company have any indemnity obligations, except those of the Company under the Leases and Service Contracts.

(v)As of the Closing Date the Company has not granted to any party, and there does not exist, any right, option, right of first refusal or right of first offer to purchase the Property or any portion thereof.

(vi)Upon completion of all Transaction Steps other than the Closing, the Interest will have been duly authorized and validly issued and Seller will own one hundred percent (100%) of the Interest free and clear of all liens, pledges, security interests, mortgages, encumbrances and other claims of any type or kind. Upon completion of all Transaction Steps other than the Closing, there will be no (a) outstanding partnership or other ownership interests in the Company other than the Interest and the 0.0% general partner interest of CXP GP, (b) securities, options, warrants, calls, rights, commitments, agreements (other than this Agreement), arrangements or undertakings of any kind to which Seller, CXP GP or the Company is a party or by which such entity is bound, which obligate or could obligate such Seller, CXP GP or the Company to transfer any of the Interest or to issue, deliver or sell additional partnership interests or other ownership interests in the Company (other than the issuance of preferred units to not more than 125 shareholders, as contemplated in the Amended and Restated Partnership Agreement) or (c) arrangements or undertakings which obligate or could obligate Seller, CXP GP or the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than the issuance of preferred units to not more than 125 shareholders, as contemplated in the Amended and Restated Partnership Agreement). Upon completion of all Transaction Steps other than the Closing, no other person or entity will have any voting or management rights as to the Company other than Seller and CXP GP.

(vii)Upon completion of the Transaction Steps other than the Closing, the Company will be a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and will have the requisite power and authority to own, operate, lease and encumber the Property and carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in the jurisdiction in which the nature of its business or the ownership or leasing of the Property makes such qualification or licensing necessary. True, complete and correct copies of the certificate of conversion, articles or certificate of limited partnership, Initial Partnership Agreement and other organizational documents of the Company, as in effect prior to the Closing, have been previously delivered or made available to Purchaser or will be made available to Purchaser promptly following implementation of the applicable Transaction Steps.

(viii)The Company does not own and prior to the completion of the Transaction Steps has not in the past owned (a) any equity interest in any corporation, partnership, limited liability company, joint venture, trust or other legal entity, or (b) any property other than the Property and incidental property relating to or used in connection with the Property.

(ix)Except for its existing operating accounts, the Company has no other accounts.

(x)As of the Closing Date, there are no attachments or executions affecting the Company, general assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy, pending against the Company or CXP GP or, to Seller’s Knowledge (as hereinafter defined), threatened in writing against such parties.

(xi)Seller has furnished or made available to Purchaser the following financial statements (the “Company Financial Statements”): Balance Sheets as of December 31, 2015, December 31, 2016 and February 28, 2017 and Operating Income Statements for the Year Ended December 31, 2014, December 31, 2015, December 31, 2016 and Year-To-Date through February 28, 2017. To Seller’s Knowledge, the Company Financial Statements were prepared in accordance with US Generally Accepted Accounting Principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto and certain reclassification adjustments). To Seller’s Knowledge, the Company Financial Statements fairly present in all material respects, the financial condition, results of operations and all items of income and expense (operating and capital) incurred in connection with the ownership, operation and management of the Company and the Property at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments), are consistent with the books and records of the Company, and are true, correct and complete in all material respects.

(xii)To Seller’s Knowledge, except as shown in the Company Financial Statements, there are no material liabilities or contingent liabilities or off-balance sheet obligations of the Company, conditional or unconditional, that will survive Closing, other than payables incurred in the ordinary course of business between the date of the Company Financial Statements and the Closing Date which will be prorated as provided herein.

(xiii)The representations and warranties in this Section 6.1(xiii) are referred to as the “Tax Representations”:

(A)The Company has filed within the time and in the manner required by applicable Laws all federal, state, and local Tax Returns, if any, that are required to be filed by any such party under applicable Laws for periods ending on or prior to the Closing Date and the due date for which (with available extensions) is on or before the Closing Date. To Seller’s Knowledge, the Tax Returns were, in all material respects, accurately filed. As used herein, “Tax Return” means any return, report, information return, declaration, claim for refund, or other document, together with all amendments and supplements thereto (including all related or supporting information), required to be supplied to any governmental authority or any person or entity responsible for the administration of Laws governing Taxes. As used herein, “Tax” and “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including assessments, fees or other charges based on the use or ownership of real property), personal property (tangible and intangible), transactional, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, or any liability for unclaimed property or escheatment based on common law, including any interest, penalty or addition thereto, whether disputed or not;

(B)The Company has timely paid or withheld all federal, state, local and other Taxes, imposed or levied upon it and/or its business, which are due and payable prior to or as of the Closing Date (whether or not shown on its Tax Returns) and as of the Closing Date none of such parties is delinquent in the payment of any required Taxes or other governmental charge and has no Tax deficiency claim outstanding or assessed against it;

(C)As of the Closing Date there are no audits, disputes, claims, assessments, levies, administrative proceedings pending or to Seller’s Knowledge threatened against or with respect to the Company with respect to any Taxes or Tax Returns of the Company;

(D)As of or prior to the Closing Date the Company has not requested a waiver of, or extended or waived, the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax;

(E)As of the Closing Date the Company has not received a notice of deficiency or assessment from any taxing authority with respect to liabilities for Taxes of the Company which have not been fully paid or finally settled;

(F)The Company is not a party to, nor is bound by nor has any obligation under any tax sharing arrangement, tax indemnification agreement or similar contract or arrangement;

(G)The Company was at all times since its formation a disregarded entity for U.S. federal income tax purposes. The Company has not made an election pursuant to Treasury Regulation Section 301.7701- 3(c) to be treated as an association taxable as a corporation for federal income tax purposes;

(H)There are no Tax liens (other than liens for Taxes not yet due and payable and not delinquent) upon the Property;

(I)The Company shall not be required to include in a period following the Closing Date taxable income attributable to income of the Company that accrued in a period prior to the Closing Date but was not recognized in such period as a result of (i) a change in accounting method under Section 481 of the Code (or any substantially similar provision of state, local or foreign law); (ii) the installment method of accounting, (iii) the long-term contract method of accounting, (iv) a “closing agreement” as described in Section 7121 of the Code (or any provision of any foreign, state or local Tax law having similar effect), (v) any election under Section 108(i) of the Code (or similar provisions of state, local or foreign law), or (vi) any prepaid amount received on or prior to the Closing Date; and

(J)The Company has not prior to the Closing Date (i) participated in any listed transaction or any other reportable transaction within the meaning of Treasury Regulations Section 1.6011-4, (ii) engaged in any transaction that gives rise to a registration obligation under Section 6111 of the Code or a list maintenance obligation under Section 6112 of the Code, or (iii) taken any position on a tax return that could give rise to a substantial underpayment of tax under Section 6662 of the Code or any similar provision of state or local law for which the Company or its partners could be held liable.

(xiv)(A) The Leases constitute the only leases, licenses, guaranties or other agreements for the use or occupancy of the Property (other than the REAs); (B) there are no other leases, licenses, concessions or other written or oral agreements for the use or occupancy of the Property (other than the REAs); and (C) true, correct and complete copies of the Leases, including all agreements, amendments, guarantees, side letters and other material documents relating thereto, if any, have been delivered to Purchaser and are set forth on the attached Exhibit B.

(xv)The Company has not entered into any brokerage commission agreement under which a brokerage commission or other similar compensation is payable (or will, with the passage of time or occurrence of any event, or both, be payable) with respect to the Leases, except as set forth on Exhibit B.

(xvi)Exhibit B sets forth all security deposits held by or made to the Company, if any, and whether they are in the form of cash or letter of credit.

(xvii)Except for the matters and information set forth on Exhibit B, the Company is not in default under any Lease, and has no knowledge of any default by and has not sent out any notices of default to any Tenant, nor has it received any such notice with respect to any default that remains uncured.

(xviii)A true, correct and complete list of all service or maintenance contracts or management agreements to which the Company or its affiliates are a party (the “Service Contracts”) relating to or affecting the Property is set forth on Exhibit D annexed hereto and made a part hereof. The Company is not in default under any Service Contract and to Seller’s Knowledge, no other party is in default and no notice of default has been sent or received by the Company or its Affiliates under any Service Contract with respect to a default under any Service Contract that remains uncured.

(xix)There is no action, litigation or administrative proceeding pending or, to Seller’s Knowledge, threatened, with respect to the Property or against the Company, except as set forth on Exhibit E annexed hereto and made a part hereof, and such matters on Exhibit E are fully insured (excluding deductibles), subject to policy provisions by one or more insurance policies.

(xx)Except as provided in this Agreement, there are no outstanding options, rights of first refusal, rights of first offer, conditional sales agreements or other agreements or arrangements, whether oral or written, regarding the purchase and sale of the Property.

(xxi)(A) Seller has delivered to Purchaser true, correct and complete copies of all REAs. (B) The Company is not in default under any such REAs and has not received any written notice from any party to any REA that the Company is currently in default under any such REA.

(xxii)The Company has received no written notice from a public authority that there are contemplated improvements to or adjoining the Property by any public authority, the cost of which are to be assessed as special taxes against the Property.

(xxiii)The Company has not received or given written notice of any violation of any restriction, condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting the Property or any portion thereof that remains uncured.

(xxiv)There are no condemnation proceedings against the Property pending or to Seller’s Knowledge threatened in writing.

(xxv)Except for the parties to the REAs and those parties in possession under the Leases, to Seller’s Knowledge, there are no parties in possession of, or claiming in writing any possession to, any portion of the Property as lessees, tenants at sufferance, licensees, trespassers or otherwise.

(xxvi)(A) Exhibit C sets forth a correct and complete list of the environmental studies prepared for Seller in connection with its acquisition of the Property (the “Environmental Reports”) and Seller has made available to Purchaser true and complete copies of the Environmental Reports. (B) The Company has received no written notice of violation of any federal, state, or local laws, ordinances, rules, or regulations governing the use, storage, treatment, transportation, generation, or disposal of Hazardous Materials (collectively, the “Environmental Laws”) with respect to the Property, which violation remains uncured. “Hazardous Materials” shall mean any flammable substances, explosives, radioactive materials, hazardous wastes, toxic substances, pollutants, pollution, or related materials regulated under any of the Environmental Laws, excluding any of the foregoing substances in customary quantities which are commonly used or stored by tenants or used or stored in the ordinary course of operating and maintaining an office building, including, without limitation, common cleaning supplies.

(xxvii)(A) Neither Seller, CXP GP nor the Company is (a) an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) regardless of whether such plan is actually subject to ERISA, (b) a plan to which Code Section 4975 applies, (c) an entity the underlying assets of which include ERISA “plan assets” by reason of a plan’s investment in the entity (e.g., insurance company general or separate account; bank commingled fund), or (d) a “governmental plan” within the meaning of Section 3(32) of ERISA.

(B)To Seller’s Knowledge, transactions by or with CXP GP or the Company, and transactions contemplated by this Agreement with Seller, are not and will not be subject to (a) any legal requirements regulating investments of and fiduciary obligations with respect to an employee benefit plan (within the meaning of Section 3(3) of ERISA), regardless of whether such plan is actually subject to ERISA, or (b) state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) currently in effect which prohibit or otherwise restrict the transactions contemplated by this Agreement.

(C)The Company does not have any liability or obligation in respect of an employee benefit plan as defined in Section 3(3) of ERISA regardless of whether such plan is actually subject to ERISA.

(xxviii)Neither Seller nor any of its direct or 10% or greater indirect constituent owners (exclusive of holders of publicly traded stock) (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”); (b) is listed on any other list of terrorists or terrorist organizations maintained pursuant to the Order, the rules and regulations of OFAC or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (c) is engaged in activities prohibited in the Order or Orders; or (d) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

(xxix)The Company has no employees. The Company is not a party to and has no obligations or liabilities under or with respect to: (i) any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA; (ii) any other pension, retirement, profit-sharing, savings, deferred compensation, bonus, incentive compensation, equity option, equity appreciation right, phantom equity or other equity or equity-based compensation, severance, retention, termination, welfare, health, dental, vision, life insurance, disability or other similar employee benefit plan, program, policy or arrangement sponsored, maintained or contributed to by the Company for the benefit of current or former employees, officers or directors of the Company or their respective dependents or beneficiaries; or (iii) any collective bargaining agreements or similar labor- related arrangements or agreements with any labor unions.

(xxx)Seller has furnished or made available to Purchaser prior to the Effective Date true, complete and correct copies of all material policies of casualty, liability and other types of insurance (except title insurance) carried by the Company. To Seller’s Knowledge, (a) all such policies are in full force and effect and (b) except as may be set forth in the materials made available to Purchaser, the Company has not received from any insurance company written notice of any material defects or deficiencies affecting the insurability of the Company or any of its respective assets thereunder, including the Property.

(xxxi)Except as may be set forth in the materials made available to Purchaser prior to the Effective Date, to Seller’s Knowledge, the Company has not received (a) any written notice from any governmental authority having jurisdiction over the Property or the Company or from any other person that the Company is currently in violation of (i) any Law (including the Americans with Disabilities Act) affecting the Property or any portion thereof or the Company, which has not heretofore been complied with or (ii) any other obligation to any such governmental authority for the performance of any capital improvements or other work to be performed by the Company in or about the Property or donations of monies or land (other than general or special real property taxes or assessments) which has not been completely performed and paid for; or (b) any written notice from any insurance company, insurance rating organization or Board of Fire Underwriters requiring any alterations, improvements or changes at the Property, or any portion thereof, which has not heretofore been complied with.

For purposes of this Agreement, the term “Seller’s Knowledge” means the current, actual knowledge of Michael Schmidt, asset manager on behalf of Seller, or David Dowdney, Senior Vice President - Western Region, on behalf of Seller, and does not include knowledge imputed to Seller from any other person; provided that with respect to Seller’s representations in Sections

6.1(xi) and 6.1(xii), Seller’s Knowledge shall also include the current actual knowledge of Wendy
W. Gill, Senior Vice President and Chief Accounting Officer. The named individual(s) are acting for and on behalf of Seller or one or more of Seller’s affiliates and are in no manner expressly or impliedly making any representations or warranties in an individual capacity. Purchaser waives any right to sue or to seek any personal judgment or claim against any of the named individuals. The named individual(s) above (x) has no duty (imposed or implied) to investigate, inspect or audit any files or documents in the possession or control of Seller, or make any other inquiries, pertaining to the representations and warranties made by Seller in Section 6.1 and (y) is the person on behalf of Seller who is actively involved in the asset management of the Property.

6.2Liability for Misrepresentations.

(a) Subject to the provisions of Section 6.4 below, if any representation or warranty of Seller shall fail to be true in any material respect, Purchaser’s sole remedy (prior to Closing) shall be to terminate this Agreement, and upon such termination this Agreement shall be null and void and of no further force or effect and, except for those provisions expressly stated to survive the termination of this Agreement, neither party shall have any rights or obligations against or to the other. Seller shall have the option to rescind Purchaser’s termination of this Agreement and adjourn the Closing to a date not later than the Outside Closing Date in order to make such representation or warranty true. Such extension of the Closing shall run concurrently with any other extension of the Closing exercised by Seller under this Agreement. If the Closing shall take place without Purchaser making an objection to an untrue representation of Seller within Purchaser’s Knowledge (as hereinafter defined), then Purchaser shall be deemed to have waived all liability of Seller by reason of such untrue representation. The provisions of this Section 6.2 shall survive the Closing or termination of this Agreement. “Purchaser’s Knowledge” shall mean the actual knowledge of Gary N. Phillips or Shawn Campbell. The named individual(s) above has no duty (imposed or implied) to investigate, inspect or audit any files or documents in the possession or control of Purchaser, or made any other inquiries, pertaining to the representations and warranties made by Seller.

6.3Representations and Warranties of Purchaser.

(i)Purchaser hereby represents, warrants and covenants to Seller that Purchaser is duly organized, validly existing and qualified and empowered to conduct its business; has the power and authority to execute, deliver and comply with this Agreement and all Closing deliveries contemplated hereby, has taken all actions and received all necessary consents and authorizations required for the consummation of the transaction contemplated herein and to perform its obligations under this Agreement. Neither the execution and delivery of this Agreement nor its performance by Purchaser will conflict with or result in the breach of any contract, agreement, law, rule or regulation to which Purchaser is a party or by which Purchaser is bound. This Agreement is valid and enforceable against Purchaser in accordance with its terms (subject only to internal approvals to be obtained prior to the Closing) and each instrument to be executed by Purchaser pursuant to this Agreement or in connection herewith will, when executed and delivered, be valid and enforceable against Purchaser in accordance with its terms, subject to applicable legal and equitable principles.

(ii)Each of APKV, AZ VERS, ALLIANZ U.S. and ALLIANZ PRESSE represents and warrants to Seller that it is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

(iii)Neither Purchaser nor any of its direct or 10% or greater indirect constituent owners (exclusive of the holders of publicly traded stock) (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order; (b) is listed on any other list of terrorists or terrorist organizations maintained pursuant to the Order, the rules and regulations of OFAC or the Orders; (c) is engaged in activities prohibited in the Order; or (d) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

6.4Update of Seller’s Representations and Warranties at Closing. At Closing, Seller shall update the representations made in Sections 6.1(xiv)-(xix), (xxi)(B), (xxii), (xxiv) and, (xxvi), above to reflect any change in facts and circumstances as they then exist, it being understood and agreed that the provisions of Section 6.2 shall not apply (and Seller shall not be deemed to have breached its representations and warranties or to have failed to satisfy any condition precedent) if such change in facts or circumstances first occurred after the Effective Date (including, without limitation, in connection with the conveyance), and did not result from a breach of any covenant contained in this Agreement by Seller; provided that except with respect to changes in Seller’s representations to reflect changes in facts and circumstances which are limited to the Transaction Steps or matters expressly permitted under Section 7.1(b) and Section 7.1(d), any such changes shall constitute a failure of the condition precedent to Purchaser’s obligation to close under Section 3.2.1(a). In addition to the foregoing, but subject to Section 3.2.1(h), Purchaser acknowledges and agrees that no representation has been made and no responsibility has been assumed by Seller with respect to the continued occupancy of the Property, or any part thereof, by any Tenant from and after the Effective Date, and no default or event of default on behalf of any of the Tenants under any of the Leases from and after the Effective Date shall be deemed to be a breach of Seller’s representations and warranties set forth herein. Seller does not undertake or guarantee that the Tenants will be in occupancy from and after the Effective Date. Prior to the Closing, Seller shall have the right, but not the obligation, upon notice to Purchaser, to cause the Company to enforce its rights against the Tenants by summary proceeding and/or drawing down or application of security deposits in accordance with the terms of the Leases following an event of default or in any other manner in accordance with the terms of the Leases and applicable law.

ARTICLE 7

COVENANTS

7.1Obligations and Covenants of Seller.

(a)Prior to the Closing Date and the Subsequent Closing Date, Seller shall cause the Company to (or shall cause its affiliates to), at the Company’s sole cost and expense:

(i)Maintain and operate the Property in substantially the same condition and manner as the Property is now maintained and operated;

(ii)Promptly deliver to Purchaser a copy of any written notice issued or received by the Company under any mortgage affecting the Property, the Leases, the Service Contracts, REAs, Permitted Exceptions or any other agreement which will be binding upon the Company following Closing;

(iii)Promptly deliver notice to Purchaser of any written notice actually received by the Company of any: (a) actions, suits, claims and other proceedings affecting the Property, or the use, possession or occupancy thereof; (b) Damage (as hereinafter defined);
(a)proposed Taking (as hereinafter defined); (d) notice from any governmental authority relating to the condition or use of the Property, or any portion thereof; (e) any actual or threatened litigation against Seller or the Company or affecting or relating to the Property, or any portion thereof; or (f) any violations of any Environmental Laws affecting or relating to the Property, or any portion thereof;

(iv)Maintain the current insurance policies on the Property (or replace such insurance policies with reasonably comparable insurance policies), which policies Seller represents are, and shall be, for the full replacement value of the Property; provided that, from and after the Closing, Seller shall cause the Company (or shall cause its affiliates), at the Company’s sole cost and expense, to maintain the insurance policies required by the Partnership Agreement and/or the Partners Agreement;

(v)Notify Purchaser of any Leases, Service Contracts or potential leases or service contracts with respect to the Property under negotiation; and

(vi)Provide Purchaser with copies of any Leases or Service Contracts entered into after the Effective Date, it being agreed that any Service Contracts entered into by Seller or the Company shall be with parties unaffiliated with Seller and shall be terminable upon no more than 30 days’ prior written notice and without charge, cost, penalty or premium.

(b)Prior to the Closing Date, Seller shall cause the Company not to and shall cause its affiliates not to:

(i)Enter into new leases or renew or make modifications to the Leases (collectively, “New Leases”), grant any consents or approvals under the Leases or waive any rights of the landlord or obligations of Tenants under the Leases without the prior written approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed, in each case, unless such action is required under the terms of the Leases in which case the Company shall grant such approval upon prior written notice to Purchaser, but without Purchaser’s approval of same. Purchaser shall respond to the Company’s request for approval within five (5) Business Days of receipt thereof. Purchaser’s failure to respond within said five (5) Business Day period shall be deemed approval. Seller shall, from time to time, inform Purchaser of any New Lease negotiations and promptly give Purchaser copies of any material information delivered in connection therewith;

(ii)Modify, amend, renew, extend, terminate or otherwise alter any Service Contracts, nor enter into any new maintenance or service contracts or any other agreements affecting the Property (except those necessary to comply with any of the provisions of this Agreement, the Leases, or applicable law) which are not entered into in the ordinary course of business or which cannot be terminated upon no more than 30 days’ prior written notice and without charge, cost, penalty or premium, in each case without the prior written approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed by Purchaser. Purchaser shall notify Seller of its approval or refusal within five
(5) Business Days after Seller’s written request for approval. Purchaser’s failure to respond with said five (5) Business Day period shall be deemed approval; and

(iii)Undertake or commence any renovations or alterations at the Property (except those necessary to comply with any of the provisions of this Agreement, the Leases, or applicable law) without the prior written approval of Purchaser in each instance, which consent shall not be unreasonably withheld, conditioned or delayed, provided such alteration is not structural in nature, does not impact the exterior of the Improvements, does not impact the HVAC and other building systems and does not materially affect the economic worth of the transaction to Purchaser. Purchaser shall notify Seller of its approval or refusal within five (5) Business Days after Seller’s written request for approval. Purchaser’s failure to respond within said five (5) Business Day period shall be deemed approval.

(c)Seller has prepared the Tenant estoppel certificates in accordance with the form required by Section 3.2.1(c)(i) (unless a Tenant’s Lease permits such Tenant to use its own form of estoppel, in which case Seller has prepared for Purchaser’s review an estoppel on such Tenant’s prescribed form of estoppel) and has submitted them to Purchaser for review and Purchaser has approved the same. Seller has submitted such estoppels to the Tenants.

(d)Following the Closing and prior to the Subsequent Closing Date, Seller shall cause the Company and its affiliates (i) not to do anything or take any action which requires the approval of the Purchaser under the Partnership Agreement without first obtaining such approval in accordance with the Partnership Agreement; (ii) to refrain from taking any action which has not been expressly authorized and directed by the affirmative vote of partners entitled to approve or direct such action in accordance with the Partnership Agreement; and (iii) to comply with and cause CXP GP to comply with the provisions of the Partnership Agreement.

ARTICLE 8

APPORTIONMENTS

8.1Apportionments; Credits.

(a)The following items shall be apportioned between the Seller and the Purchaser as of 11:59 PM of the day immediately preceding the Closing Date (the “Proration

Time”) as if the Purchaser were vested with title to the Purchased Interest during the entire day upon which the Closing occurs:

(i)Fixed rents, additional rents, percentage rents and all other sums and credits due or payable under the Leases for the month (or, with respect to additional rents, percentage rents and other sums, the applicable period relating thereto) in which the Closing Date occurs shall be apportioned to the extent collected under the Leases, subject to Section 8.1(b), with Purchaser receiving a credit equal to 22.5% of all such amounts received by the Company and allocable to periods on and after the Closing Date;

(ii)Real estate taxes and personal property taxes, if any, on the basis of the fiscal year for which the same are levied, imposed or assessed, subject to Section 8.1(c), with Purchaser receiving a credit equal to 22.5% of all such amounts which are unpaid for periods prior to the Closing Date and Seller receiving a credit for 22.5% of any such amounts which are pre-paid for periods from and after the Closing Date. Purchaser and Seller agree that any balance remaining of any refund of real estate taxes attributable to periods prior to the Closing Date, after first applying such refund to costs of obtaining such refund and any refunds due to tenants, shall be allocated to the partners of the Company as constituted prior to the Closing in accordance with their interests in effect over the applicable period to which such refund relates;

(iii)Charges for water, sewer rents, electricity, steam, and gas and similar expenses, which are not metered or otherwise charged directly to Tenants under the Leases with Purchaser receiving a credit equal to 22.5% of all such amounts which are accrued and unpaid for periods prior to the Closing Date and Seller receiving a credit for 22.5% of any such amounts which are pre-paid for periods from and after the Closing Date; provided that if the consumption of any of such utilities is measured by meters, Seller shall cause the Company on the Closing Date to obtain a current reading of each meter and to pay such bills from available funds of the Company existing prior to the Closing Date; and provided, further, that if there is not a meter or if the current bill for any of such utilities has not been issued prior to the Closing Date, the charges therefor shall be adjusted on the basis of the charges for the prior period for which bills were issued and shall be further adjusted when the bills for the current period are issued;

(iv)Fuel, if any, at the Company’s cost therefor (as determined by its fuel supplier) with Purchaser receiving a credit equal to 22.5% of all such amounts which are unpaid for periods prior to the Closing Date and Seller receiving a credit for 22.5% of any such amounts which are pre-paid for periods from and after the Closing Date; and

(v)Expenses under the Service Contracts, REAs and other Permitted Exceptions, with Purchaser receiving a credit equal to 22.5% of all such amounts which are unpaid for periods prior to the Closing Date and Seller receiving a credit for 22.5% of any such amounts which are pre-paid for periods from and after the Closing Date provided that any management or other fees to affiliates of Seller shall not be prorated, and Seller shall cause the Service Contracts with affiliates of Seller to be terminated as of Closing at Seller’s cost.

(vi)To the extent the Company has funds in accounts prior to Closing, Seller shall cause such funds to be specially distributed immediately prior to Closing, in accordance with the Company’s Initial Partnership Agreement, except to the extent that Purchaser and Seller agree that it is necessary or prudent to retain any such existing funds as reserves, in which case, except as otherwise provided herein, Seller shall receive a credit at Closing equal to 22.5% of the amount of any such agreed reserves as of the Proration Time.

(vii)Accounts payable and other short-term assets and liabilities in accordance with US Generally Accepted Accounting Practices (for avoidance of doubt, only short term assets and liabilities that are customarily settled in cash shall be prorated), and which are not otherwise addressed in this Article 8, including, without limitation, prepaid insurance premiums and professional fees, shall be prorated as of the Proration Time, with Purchaser receiving a credit equal to 22.5% of all such amounts which are unpaid for periods prior to the Closing Date and Seller receiving a credit for 22.5% of any such amounts which are pre-paid for periods from and after the Closing Date.

In order to effectuate the proper allocation of such items between the Seller and the Purchaser as a matter of Company accounting, any of the foregoing items attributable to the period
(x) prior to the Proration Time shall be allocated among the persons or entities which were partners of the Company prior to the Closing in accordance with their respective interests in the Company in effect prior to the Closing and (y) beginning from and after the Proration Time shall be allocated among the then existing partners of the Company in accordance with their respective interests in the Company in effect following the Closing (such allocations, collectively, the “Proration Allocations”).

(b)If any additional rents, percentage rents or other sums under the Leases (including expense reimbursement payments) (collectively, the “Lease Obligations”) are payable or accruable under the Leases on the basis of estimates or formulae and are subject to adjustment after the Closing Date, such rents shall be apportioned on the Closing Date on the basis of the sums actually paid by the Tenants under the Leases to the Company on account of such rents and/or expenses prior to the Closing Date with Purchaser receiving a credit for 22.5% of any amounts received by the Company prior to the Proration Time for periods from and after Closing, and will be subject to reapportionment on the basis of the rents and expenses as finally determined to be owing under the Leases. No later than three (3) months following the end of the calendar year in which the Closing occurs Seller shall cause the Company to calculate and present to Purchaser a final accounting of Lease Obligations, real estate taxes and other related expenses incurred and collections received, as applicable for the period prior to the Closing Date. Seller shall also deliver to Purchaser such supporting evidence in connection with such calculation as Purchaser shall reasonably request. Purchaser may inspect the Company’s books and records related to the Property to confirm such calculation. Purchaser shall receive a credit for 22.5% of any over- collection of Lease Obligations by the Company for the period prior to the Closing Date. All Lease Obligations collected by the Company from the Tenants after the Closing Date will be applied pursuant to Section 8.1(d). Notwithstanding anything to the contrary contained in this Agreement, Seller shall remain liable for its pre-Closing share of any amounts due to the Tenants with respect to the period prior to the Closing Date, and shall be entitled to its pre-Closing share of all amounts due from the Tenants within such period, including, without limitation, in each case, the amounts payable with respect to the unresolved contests set forth in Exhibit B attached hereto. The foregoing obligation of Seller shall survive Closing for the Extended Survival Period (as hereinafter defined).

(c)If Closing shall occur before the real estate tax rate is fixed, the apportionment of real estate taxes shall be based upon the tax rate for the next preceding year applied to the latest assessed valuation. Final adjustment will be made upon the actual tax amount when determined.

(d)Any rents or other Lease Obligations collected by the Company after the Closing Date (net of any cost expended for such collection) shall be applied first to rentals due and payable from the applicable tenant for the current calendar month (or, with respect to additional rents, percentage rents and other sums, the applicable current period relating thereto), if unpaid, then to any rents or other Lease Obligations past due from the applicable tenant in the reverse order in which they were due (such past due amounts, the “Arrears”). Any such Arrears applicable to the period prior to the Closing Date shall be specially allocated to the persons or entities which were partners of the Company prior to the Closing in accordance with their respective interests in the Company in effect prior to the Closing.

(e)All assessments (other than real estate taxes) imposed by any governmental agency for improvements to benefit the Property (“Assessments”) that are completed before the Effective Date shall be paid by partners of the Company as constituted prior to the Closing and any such amounts unpaid as of the Closing shall be prorated between Seller and Purchaser with Purchaser receiving a credit equal to 22.5% of any such unpaid amounts. All other Assessments shall be paid by the Company (i.e., in accordance with the Proration Allocations). The provisions of this Section 8.1(e) will survive the Closing.

(f)Seller shall pay any contracted but unpaid Leasing Expenses that do not constitute Company Lease Expenses by depositing 100% of such amount (which shall include, without limitation, the amounts set forth in Exhibit B attached hereto) in the operating account established for the Company at Closing for further payment by and on behalf of the Company when due and payable to the parties entitled thereto (and Seller shall not be entitled to a credit for such reserve under Section 8.1(a)(vi)). “Leasing Expenses” shall mean all tenant improvement allowances and costs of improvement work required to be provided or performed by the landlord under the Leases, together with all brokerage commissions, legal fees, moving expenses, design expenses, lease assumption costs and other third party costs incurred by Seller in connection with the negotiation or execution of the Leases and/or the performance of the landlord’s obligations thereunder; including any loss of income resulting from any free rental period (it being agreed that Seller shall bear 100% of such loss resulting from any free rental period whether occurring prior to or after the Closing). “Company Lease Expenses” shall be limited to Leasing Expenses under New Leases approved by Purchaser as required under this Agreement, and shall be paid for by the Company as constituted following the Closing (e.g., allocated among the partners of the Company in accordance with their respective interests in the Company following Closing).

(g)Except with respect to Lease Obligations, which shall be re-apportioned following final reconciliation with tenants as provided in Section 8.1(b), and real estate and personal property taxes which shall be re-apportioned following final determination as provide in

Section 8.1(c), for any apportionments which are based on estimates, not later than three (3) months following Closing Seller shall prepare and present to Purchaser final proration schedules and supporting evidence after Closing, based upon the actual amount of such items for the year or other applicable fiscal period. Seller shall also deliver to Purchaser such supporting evidence in connection with such calculation as Purchaser shall reasonably request. The parties shall make the appropriate adjusting payments between them within thirty (30) days after presentment to Purchaser of Seller’s final proration schedules and supporting evidence. Purchaser may inspect Seller’s books and records related to the Property to confirm such calculation.

(h)The provisions of this Section 8.1 shall survive Closing until final reconciliation of the actual amounts due (including, without limitation, the final reconciliation under the Leases of all amounts due or due from the Tenants thereunder, and the passage of all audit, response and appeal periods), but in no event shall such provisions survive from and after the later to occur of the second anniversary of the Subsequent Closing Date (the “Extended Survival Period”). If there remain any amounts under dispute with Tenants with respect to the period prior to the Closing Date (where the Tenant is claiming an overpayment by, or overcharge to, such Tenant), at the expiration of the Extended Survival Period where Seller or its affiliate is the partner which shall cease to be a partner of the Company, then, on the date on which Seller or its affiliate ceases to be a partner of the Company, Seller shall deposit into escrow with an escrow agent reasonably acceptable to Seller and Purchaser an amount reasonably sufficient to cover the landlord’s potential obligations to such Tenants with respect to such amounts in dispute, as reasonably agreed by, and upon terms and conditions reasonably acceptable to, Seller and Purchaser for the period during which such amounts remain under dispute.

8.2Transfer Taxes, Recording and other Fees.

(a)Purchaser shall be responsible for (i) fifty percent (50%) of any escrow fees charged by the Title Company in connection with administering the Closing and all other fees charged by the Escrow Agent (collectively, the “Escrow Fees”), (ii) all recording costs (other than recording costs for the removal of any title exceptions that Seller is responsible for pursuant to this Agreement), (iii) all costs and expenses relating to its inspection of the Property including, but not limited to, engineering, environmental and property surveys and any updates to the Survey whether or not Purchaser closes on the purchase of the Purchased Interest, (iv) the cost of extended coverage on the Title Policy and the cost of the Required Endorsements, other than the cost of the non-imputation endorsement, which shall be paid by Seller and (v) 50% of all City transfer taxes (including filing fees), if any, payable in connection with the transfer of the Purchased Interest. Payment of such transfer taxes may be made, at Purchaser’s election, to the Title Company or the appropriate governmental officer.

(b)Seller shall be responsible for and shall pay (i) 100% of all State and County and 50% of all City transfer taxes (including any filing fees) (collectively, the “Transfer Tax”), if any, payable in connection with the transfer of the Purchased Interest, (ii) fifty percent (50%) of any Escrow Fees, (iii) any sales tax payable on the indirect sale of the Personal Property (it being agreed, however, that no portion of the Purchase Price is allocable to the Personal Property) and
(iv) the cost of removing or insuring over any unpermitted title exceptions, all title commitment costs (including the cost of the searches), the base premium for the Title Policy, and the cost of the non-imputation endorsement. At Seller’s election, the Transfer Tax shall be paid by Seller from the proceeds of the Purchase Price. Seller and Purchaser shall each execute (and swear to where required) the returns and statements required in connection with the Transfer Tax. Payment of the Transfer Tax may be made, at Seller’s election, to the Title Company or the appropriate governmental officer.

(c)All other customary purchase and sale closing costs shall be paid by Seller or Purchaser in accordance with the customs with respect to title closings where the Property is located.

(d)Each party hereto shall pay for their own legal fees associated with transactions contemplated by this Agreement.

(e)The provisions of this Section 8.2 shall survive Closing for the Extended Survival Period.

8.3Settlement Statement. Seller shall initially (not less than five (5) Business Days prior to Closing) prepare a schedule of prorations (the “Settlement Statement”) in the form attached to this Agreement as Schedule 8.3, and Seller and Purchaser shall thereafter endeavor to agree upon the same not less than three (3) Business Days prior to Closing. The parties shall correct any errors in prorations as soon after the Closing as amounts are finally determined, such obligation to survive Closing for the Extended Survival Period.

ARTICLE 9

DELIVERIES

9.1Seller Documents to be Delivered. At the Closing (unless otherwise indicated
below or elsewhere in this Agreement), Seller shall execute and, if applicable, acknowledge and deliver and/or shall cause CXP GP and/or the Company to execute and, if applicable, acknowledge, and deliver the following:

(a)All estoppel certificates received by Seller under Section 3.2.1(c);

(b)An updated rent roll dated as of the Closing Date and represented and certified by Seller to be true, correct and complete in all material respects;

(c)An updated schedule of Arrears, dated as of the Closing Date and represented and certified by Seller to be true, correct and complete in all material respects;

(d)A certificate, dated the Closing Date, stating that the representations and warranties of Seller contained in Section 6.1 hereof are true, correct and complete in all material respects as of such date (and subject to Section 6.4 above) in the form of Exhibit J;

(e)	A FIRPTA Certificate in the form of Exhibit M;

(f)An affidavit and GAP undertaking to the Title Company in substantially the form annexed hereto as Exhibit F;

(g)Prior to Closing, (i) a copy of the certificate of limited partnership certified by the Delaware Secretary of State and current evidence of good standing in Delaware and California of the Company, and (ii) a copy of the certificate of formation certified by the Delaware Secretary of State and current evidence of good standing in Delaware of each of CXP GP and Seller;

(h)	Intentionally Omitted;

(i)Notices to the Tenants under the Leases (which notices shall be prepared by Seller, reasonably approved by Purchaser and delivered by Seller on or after the Closing), duly executed by the Company pursuant to which the Company notifies the Tenants of the change in the name of the Company;

(j)Notices to the service providers under the Service Contracts (which notices shall be prepared by Seller, reasonably approved by Purchaser and delivered by Seller on or after the Closing), duly executed by the Company pursuant to which the Company notifies the providers under the Service Contracts of the change in the name of the Company;

(k)At the Closing, Seller shall cause the aggregate amount of any cash security deposits, and any interest thereon pursuant to the Leases (i) actually held by the Company in cash or (ii) which are a liability of the Company but for which cash has not been reserved by the Company, to be deposited in the new operating account for the Company (to the extent such security deposits are not applied against delinquent rents in accordance with the applicable Lease);

(l)California Form 593(c) certifying that exemption from withholding relating to California income tax is applicable to Seller and the transaction hereunder, certified by Seller;

(m)A non-imputation affidavit to each of the Title Company and FirstAm duly executed by the Seller substantially in the form attached hereto as Exhibit N;

(n)The Management Agreement, duly executed by the Company and the applicable property manager affiliate of Seller;

(o)Terminations of the Service Contracts with affiliates of Seller, duly executed by the applicable parties thereto;

(p)	Intentionally Omitted;

(q)Such evidence of authority as may be reasonably required by the Title Company or FirstAm to issue the Title Policy;

(r)Intentionally Omitted;

(s)	Intentionally Omitted; and

(t)Such additional documents as shall be reasonably required to consummate the transactions contemplated by this Agreement.

9.2Purchaser Documents to be Delivered. At the Closing, Purchaser shall deliver the following:

(a)A certificate dated the Closing Date, stating that the representations and warranties of Purchaser contained in Section 6.3 hereof are true, correct and complete in all material respects as of such date, except as noted thereon in the form of Exhibit K; and

(b)Such additional documents as shall be reasonably required to consummate the transactions contemplated by this Agreement.

9.3Joint Documents to be Delivered. At the Closing, Seller and Purchaser shall jointly deliver the following:

(a)An assignment and assumption of partnership interests with respect to the Purchased Interest duly executed by Seller and Purchaser in the form of Exhibit L;

(b)All transfer and other tax declarations as may be required by law in connection with the transactions contemplated by this Agreement;

(c)The Partnership Agreement duly executed by Seller, CXP GP and Purchaser; and

(d)	The final Settlement Statement, pursuant to Section 8.3 above.

ARTICLE 10

DEFAULTS

10.1    Seller’s Default. If Seller shall default in performance of its obligations under this
Agreement or Seller and/or Seller’s Affiliates shall default under the Other Agreements, or if Seller’s warranties and representations contained in this Agreement (or Seller or Seller’s Affiliates representations and warranties contained in either of the Other Agreements) shall fail to be true in any material respect when made, then Purchaser shall have the option as its sole and exclusive remedy at law or in equity either (i) to terminate this Agreement and receive, if applicable (pursuant to the immediately following sentence), the Reimbursement (as defined below), or (ii) to seek the equitable remedy of specific performance. In addition to the foregoing, in the event of a willful default by Seller in consummating the transactions contemplated by this Agreement (including, without limitation, any default whereby the remedy of specific performance is not available to Purchaser) (or, in the event of a willful default by Seller and/or Seller’s Affiliates under either of the Other Agreements), Seller shall reimburse Purchaser for its actual, reasonable out-of-pocket costs and expenses incurred by Purchaser in connection with the transaction contemplated by this Agreement (including, without limitation, attorneys’ fees and due diligence expenses), not to exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) in the aggregate (as applicable, the “Reimbursement”). Purchaser will be deemed to have elected its remedy under clause (i) of this Section10.1 if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in California on or before sixty (60) days following the date upon which Closing was to have occurred. Following Closing, Purchaser agrees that Seller’s total liability for damages hereunder in respect of any representation or warranty contained in this

Agreement (or any permitted update or restatement of those representations or warranties in accordance with Section 6.4), in any Seller estoppel certificate or contained in any documents delivered at Closing shall not exceed Two Million, Four Hundred Thirty Thousand and 00/100 Dollars ($2,430,000.00) (the “Damages Cap”), in the aggregate (provided that such amount shall increase to $4,860,000.00, in the aggregate, effective upon the Subsequent Closing); provided, however, that (a) such Damages Cap shall not apply with respect to amounts owed to Purchaser pursuant to the reconciliation of apportionments under Section 8.1 or to any breach of the Seller’s representations and warranties in Section 6.1(i) and 6.1(ii) (the “Interest Ownership Representations”), (b) with respect to any breaches of the Tax Representations, the Damage Cap shall be Two Million, Four Hundred Thirty Thousand and 00/100 Dollars ($2,430,000.00), in the aggregate (provided that such amount shall increase to $4,860,000.00, in the aggregate, effective upon the Subsequent Closing), (c) with respect to breaches of any of Seller’s representations and warranties in Sections 6.1(iii)-(v), (vii)-(xii), (xix), (xxvii) and (xxix) (the “Entity Representations”) the Damages Cap shall be Six Million, Seventy-Five Thousand and 00/100 Dollars ($6,075,000.00), in the aggregate (provided that such amount shall increase to
$12,150,000.00, in the aggregate, effective upon the Subsequent Closing), and (d) under no circumstances shall Seller have any liability to Purchaser with respect thereto unless and until the damages suffered by Purchaser shall exceed Seventy-Five Thousand and 00/100 Dollars ($75,000.00), in the aggregate, in which event the full amount of all such valid claims shall be actionable, up to the Damages Cap. Furthermore, Purchaser agrees that in no event shall Purchaser
(i) be entitled to, seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages, other than the Reimbursement or, (ii) except as provided in Section 3.8 of the Partnership Agreement seek or obtain any recovery or judgment against Seller’s affiliates, subsidiaries, representatives, agents, employees, directors, officers, and/or trustees. In addition to the foregoing, Purchaser agrees that it shall not be permitted to file any claim or pursue any cause of action arising from any express obligations of Seller under this Agreement unless such claim or cause of action is filed not later than the expiration of the applicable Survival Period, or, with respect to reapportionment under Section 8.1, the Extended Survival Period, TIME BEING OF THE ESSENCE, in which case such obligation shall survive until the final resolution of such claim. As used herein, the “Survival Period” shall mean (i) with respect to the Tax Representations the period ending sixty (60) days after the expiration of the applicable statute of limitations for any taxable year affected by such matters or to which such matters otherwise relate; (ii) with respect to the Interest Ownership Representations, indefinitely;
(iii) with respect to the Entity Representations the period ending three (3) years after the Subsequent Closing Date; and (iv) with respect to all other claims to which the Survival Period applies, the period ending nine (9) months after the Subsequent Closing Date. The terms and conditions of this Section 10.1 shall survive the Closing and the Subsequent Closing.

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10.2 PURCHASER'S DEFAULT. IF PURCHASER SHALL DEFAULT IN PERFORMANCE OF ITS OBLIGATIONS HEREUNDER BY FAILING TO CLOSE AS SET FORTH IN THIS AGREEMENT (OR, IF EITHER OR BOTH OF PURCHASER'S AFFILIATES DEFAULTS IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER EITHER OF THE OTHER AGREEMENTS TO CLOSE AS SET FORTH THEREIN), SELLER SHALL BE ENTITLED, IN ADDITION TO ITS REMEDIES UNDER THE OTHER AGREEMENTS , BUT AS ITS SOLE AND EXCLUSIVE REMEDIES AT LAW OR IN EQUITY UNDER THIS AGREEMENT AND THE OTHER AGREEMENTS, TO TERMINATE THIS AGREEMENT AND, IF APPLICABLE (PURSUANT TO THE IMMEDIATELY FOLLOWING SENTENCE), RECEIVE THE PURCHASER REIMBURSEMENT (AS DEFINED BELOW). IN ADDITION TO THE FOREGOING, IN THE EVENT OF A WILLFUL DEFAULT BY PURCHASER IN CONSUMMATING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (OR, IN THE EVENT OF A WILLFUL DEFAULT BY EITHER OR BOTH OF PURCHASER'S AFFILIATES UNDER EITHER OF THE OTHER AGREEMENTS), PURCHASER SHALL REIMBURSE SELLER FOR ITS ACTUAL, REASONABLE OUT-OF-POCKET COSTS AND EXPENSES INCURRED BY SELLER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES AND DUE DILIGENCE EXPENSES), NOT TO EXCEED TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($250,000.00) IN THE AGGREGATE (THE "PURCHASER REIMBURSEMENT").

INITIALS:	SELLER:	/s/ KAH	PURCHASER:

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10.2 PURCHASER'S DEFAULT. IF PURCHASER SHALL DEFAULT IN PERFORMANCE OF ITS OBLIGATIONS HEREUNDER BY FAILING TO CLOSE AS SET FORTH IN THIS AGREEMENT (OR, IF EITHER OR BOTH OF PURCHASER'S AFFILIATES DEFAULTS IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER EITHER OF THE OTHER AGREEMENTS TO CLOSE AS SET FORTH THEREIN), SELLER SHALL BE ENTITLED, IN ADDITION TO ITS REMEDIES UNDER THE OTHER AGREEMENTS , BUT AS ITS SOLE AND EXCLUSIVE REMEDIES AT LAW OR IN EQUITY UNDER THIS AGREEMENT AND THE OTHER AGREEMENTS, TO TERMINATE THIS AGREEMENT AND, IF APPLICABLE (PURSUANT TO THE IMMEDIATELY FOLLOWING SENTENCE), RECEIVE THE PURCHASER REIMBURSEMENT (AS DEFINED BELOW). IN ADDITION TO THE FOREGOING, IN THE EVENT OF A WILLFUL DEFAULT BY PURCHASER IN CONSUMMATING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (OR, IN THE EVENT OF A WILLFUL DEFAULT BY EITHER OR BOTH OF PURCHASER'S AFFILIATES UNDER EITHER OF THE OTHER AGREEMENTS), PURCHASER SHALL REIMBURSE SELLER FOR ITS ACTUAL, REASONABLE OUT-OF-POCKET COSTS AND EXPENSES INCURRED BY SELLER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES AND DUE DILIGENCE EXPENSES), NOT TO EXCEED TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($250,000.00) IN THE AGGREGATE (THE "PURCHASER REIMBURSEMENT").

INITIALS:	SELLER:	PURCHASER:	/s/ SC

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ARTICLE 11

DESTRUCTION, LOSS OR DIMINUTION OF PROPERTY

11.1Destruction, Loss or Diminution of Property. The risk of loss or damage to the Property by fire or other casualty before the Closing is assumed by Seller. If, between the date hereof and the Closing Date, all or any portion of either (i) the Property, (ii) the 333 Market Property or (iii) the 114 Fifth Property is damaged by fire or natural elements, or other causes (“Damage”) or either (i) the Property, (ii) 333 Market Property or (iii) 114 Fifth Property is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively, a “Taking”) then the following procedures shall apply:

(a)In the event of Damage at the Property which is not Material Damage (as hereinafter defined), Purchaser shall proceed to Closing in accordance with this Agreement, provided that, (x) in the event of Damage at the Property, Purchaser shall receive a reduction in the Purchase Price at Closing based on the amount of the deductible under Columbia Property Trust, Inc.’s insurance policy(ies), which reduction shall be paid in accordance with Purchaser’s respective interest in the Company upon Closing (i.e., Purchaser shall receive a reduction in the Purchase Price at Closing equal to Twenty-Two and Five Tenths Percent (22.5%) of the amount of the deductible under Columbia Property Trust, Inc.’s insurance policy(ies)) and (y) any insurance proceeds received by the Company prior to Closing shall be retained by the Company (without credit to Seller as a reserve under Section 8.1(a)(vi)), and from and after Closing the Company shall be entitled to all insurance proceeds and shall pay the deductible and shall bear the cost to repair or replace the Damage at the Property.

(b)In the event of Damage at either (i) the Property, (ii) the 333 Market Property or (iii) the 114 Fifth Property which is Material Damage (as defined in this Agreement or the Other Agreements, as applicable), then Purchaser, at its sole option, may elect either to: (i) terminate this Agreement and the Other Agreements by written notice to Seller given at or prior to the Closing; or (ii) proceed to Closing in accordance with this Agreement and the Other Agreements, provided that (x) in the event Purchaser does not elect to terminate this Agreement and the Other Agreements, Purchaser shall receive a reduction in the Purchase Price based on the amount of the deductible under the Company’s insurance policy(ies), which reduction shall be paid in accordance with Purchaser’s respective interest in the Company upon Closing (i.e., Purchaser shall receive a reduction in the Purchase Price at Closing equal to Twenty-Two and Five Tenths Percent (22.5%) of the amount of the deductible paid under the Company’s insurance policy(ies)) and (y) any insurance proceeds received by the Company prior to Closing shall be retained by the Company (without credit to Seller as a reserve under Section 8.1(a)(vi)), and from and after Closing the Company shall be entitled to all insurance proceeds and shall pay the deductible and bear the full cost to repair or replace the Damage at the Property.

(c)In the event of a Taking which is not a Material Taking (as hereinafter defined), Purchaser shall proceed to Closing in accordance with this Agreement and the Company, as constituted after Closing, shall be entitled to all condemnation proceeds payable as a result of such Taking.

(d)In the event of a Taking of either (i) the Property, (ii) the 333 Market Property or (iii) the 114 Fifth Property which is a Material Taking, Purchaser may elect, in its sole discretion, within ten (10) days after receipt of notice of the Taking together with the determination in accordance with paragraph (f) below that the Taking is a Material Taking, either (i) to terminate this Agreement and the Other Agreements, or (ii) proceed to Closing in accordance with this Agreement and the Other Agreements and the Company, as constituted after Closing, shall be entitled to all condemnation proceeds payable as a result of such Taking of the Property.

(e)	For purposes of this Article 11:

“Material Damage” shall mean (i) that the cost of the required repair or replacement related to or arising out of the Damage to the Property is Ten Million and 00/100 Dollars ($10,000,000.00) or more, (ii) Damage which results in a decrease below the amount required by law or under the Leases in the number of parking spaces at the Property or otherwise renders all or any portion of the Property in violation of applicable laws, ordinances, rules, regulations or similar requirements in any material respect; (iii) Damage to the Property (x) which permits any Major Tenant to (A) terminate its Lease or (B) abate or reduce rent payable thereunder or (y) which results in a reduction in net operating income of two percent (2%) or more, unless business loss or rental interruption insurance (subject to applicable deductibles) or insurance proceeds shall be available to the Company in the full amount of such abatement or reduction, and Purchaser receives a credit at Closing for Twenty-Two and Five Tenths Percent (22.5%) of such deductible amount on account of such Damage, in which case, Purchaser shall contribute such amount to the Company, Seller shall contribute the remaining Seventy-Seven and Five Tenths Percent (77.5%) of such deductible amount to the Company, and the Company shall pay the deductible at or after Closing, as the case may be.

“Material Taking” shall mean a Taking of all or any portion of the Property that
(i) results in, or can reasonably be expected to result in, a diminution in the value of the Property of more than Ten Million and 00/100 Dollars ($10,000,000.00), (ii) results in a decrease below the amount required by law or under the Leases in the number of parking spaces at the Property or otherwise renders all or any portion of the Property in violation of applicable laws, ordinances, rules, regulations or similar requirements in any material respect; (iii) takes away any public access point at the Property, or (iv) (x) permits any Major Tenant to (A) terminate its Lease or (B) abate or reduce rent payable thereunder or (y) results in a reduction in net operating income of two percent (2%) or more, unless business loss or rental interruption insurance (subject to applicable deductibles) or condemnation award proceeds shall be available to the Company in the full amount of such abatement or reduction, and Purchaser receives a credit at Closing for Twenty-Two and Five Tenths Percent (22.5%) of such deductible amount on account of such Taking, in which case, Purchaser shall contribute such amount to the Company, Seller shall contribute the remaining Seventy-Seven and Five Tenths Percent (77.5%) of such deductible amount to the Company, and the Company shall pay the deductible at or after Closing, as the case may be.

(f)The determination of whether Damage is Material Damage, and whether a Taking is a Material Taking, shall be made by Seller and Purchaser, each acting reasonably, or, if they are unable to agree, such determination shall be made by an independent engineer selected by two other engineers, one of whom shall be selected by Purchaser and the other to be selected by

Seller. If necessary, the Closing Date shall be extended for up to thirty (30) days to allow time to determine whether Damage or a Taking is Material Damage or a Material Taking, as applicable.

ARTICLE 12

MISCELLANEOUS

12.1Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent: (i) by United States Postal Service, certified mail, return receipt requested, (ii) by any nationally known overnight delivery service for next day delivery, (iii) by delivery in person, (iv) by facsimile transmission or (v) by electronic mail in PDF format or its equivalent, and if sent to Purchaser, together with a contemporaneous facsimile of such notice to Purchaser. In the event notice is given by either (iv) or (v) in the immediately preceding sentence, then notice shall also be given by either (i), (ii) or (iii) in the immediately preceding sentence. All notices shall be addressed to the parties at the addresses below:

To Seller:
Columbia Property Trust Operating Partnership, L.P.
c/o Columbia Property Trust, Inc.
Suite 1200
Atlanta, GA 30338
Attention: Kevin Hoover
Telephone: 404.465.2135
Facsimile: 404.465.2201
Email: kevin.hoover@columbia.reit

with a copy to:	Kelley Drye & Warren LLP 101 Park Avenue New York, New York 10178 Attention: Robert D. Bickford, Jr., Esq. Telephone: 212.808.7638 Facsimile: 212.808.7897 E-mial: rbickfordjr@KellyDrye.com

To Purchaser:
APKV US Private REIT LP
AZ VERS US Private REIT LP
Allianz U.S. Private REIT LP
Allianz Presse US REIT LP
c/o Allianz Real Estate of America LLC
60 East 42nd Street, Suite 3710
New York, New York 10165
Attention: Gary N. Phillips
Telephone: 212. 938.0672
Facsimile: 212.556.9012
Email: gary.phillips@azoa.com

with a copy to:
Mayer Brown LLP
71 South Wacker Drive Chicago, Illinois 60606
Attention: Paul E. Meyer / John C. Huff
Telephone: 312.701.7182 / 312.701.8618
Facsimile: 312.706.8716 / 312.706.8641
E-mail: pmeyer@mayerbrown.com / jhuff@mayerbrown.com

To Escrow Agent:	Fidelity National Title Company 5565 Glenridge Connector, Suite 300 Atlanta, Georgia 30342 Attention: Melissa Hall Telephone: 404.419.3227 Facsimile: 404.968.2182 E-mail: Melissa.Hall@FNTG.com

All notices sent by mail shall be deemed effectively given on the date that is three (3) Business Days after the date of such mailing. All notices personally delivered (including by nationally recognized overnight carriers, such as Federal Express) shall be deemed effectively given on the date of such delivery (or, if delivery is attempted on a Business Day and refused, on the date of such attempted delivery). In the event notice is given by either facsimile transmission or by electronic mail in PDF format or its equivalent (or both), then notice shall be deemed effectively given on the date and time sent by facsimile or electronic mail provided the notice is also sent in accordance with the additional delivery required pursuant to this Section 12.1. The attorneys for the parties are hereby specifically authorized to give and to receive notice on behalf of their respective client.

12.2Expenses of Transaction. Each party shall be solely responsible for its own expenses in connection with the transactions contemplated hereby, except as otherwise expressly provided in this Agreement.

12.3Broker. Seller and Purchaser each represent and warrant to the other that they have not dealt with any broker in connection with this Agreement except Holliday Fenoglio Fowler,
L.P. (the “Broker”). Seller shall be responsible for any commission due Broker pursuant to a separate agreement. Seller and Purchaser shall indemnify and defend each other against any costs, claims and expenses, including reasonable attorneys’ fees, arising out of their breach of their respective parts of any representation or agreement contained in this section. The provisions of this section shall survive Closing or, if Closing does not occur, the termination of this Agreement.

12.4Waiver of Trial by Jury. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH OF PURCHASER AND SELLER IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE PROVISIONS OF THIS AGREEMENT OR ANY DOCUMENT DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH OF PURCHASER AND SELLER AGREES AND CONSENTS THAT EITHER PARTY MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS AGREEMENT WITH ANY

COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

12.5Time. Time is of the essence with respect to this Agreement.

12.6Extensions. Wherever under the terms and provisions of this Agreement the time for performance falls upon a day that is not a Business Day, such time for performance shall be extended to the next Business Day.

12.7Counterparts; Signature by Facsimile or PDF. This Agreement may be executed in counterparts, each of which shall constitute an original, but all together shall constitute one and the same Agreement. For purposes of this Agreement, signatures transmitted by facsimile or by email in PDF format shall be deemed to be an original.

12.8Governing Law. This Agreement provides for the indirect purchase and sale of property located in the State of California and is to be performed within the State of California. Accordingly, this Agreement, and all questions of interpretation, construction and enforcement hereof, and all controversies hereunder, shall be governed by the applicable statutory and common law of the State of California, without regard to its conflicts of interest principles.

12.9Captions. The captions at the beginning of the several paragraphs, respectively, are for convenience in locating the context, but are not part of the context.

12.10Severability. In the event any term or provision of this Agreement shall be held illegal, invalid, unenforceable or inoperative as a matter of law, the remaining terms and provisions of this Agreement shall not be affected thereby, but each such term and provision shall be valid and shall remain in full force and effect.

12.11Prior Understandings. This Agreement and the Exhibits attached hereto embody the entire contract between the parties hereto with respect to the Property and supersede any and all prior agreements and understandings, written or oral, formal or informal by and between Seller and Purchaser. No extension, changes, modifications or amendment to or of this Agreement, of any kind whatsoever, shall be made or claimed by Seller or Purchaser, and no notices of any extensions, changes, modifications, or amendments made or claimed by Seller or Purchaser (except with respect to permitted unilateral terminations or waivers of conditions precedent) shall have any force or effect whatsoever unless the same shall be in writing and fully executed by Seller and Purchaser.

12.12As Is.

(a)Purchaser expressly acknowledges that the Purchased Interest is being sold and accepted “AS-IS, WHERE-IS, WITH ALL FAULTS” except as may otherwise be specifically provided in this Agreement or in the documents delivered at Closing.

(b)This Agreement (and the documents delivered at Closing), as written, contains all of the terms of the agreement entered into between the parties as of the date hereof, and Purchaser acknowledges that neither Seller nor any of Seller’s affiliates, nor any of their agents or representatives, has made any representations or held out any inducements to Purchaser except as set forth in this Agreement or in the documents delivered at Closing, and Seller hereby specifically disclaims any representation, oral or written, past, present or future, other than those specifically set forth in this Agreement or in the documents delivered at Closing. Without limiting the generality of the foregoing, Purchaser has not relied on any representations or warranties, and neither Seller nor any of Seller’s affiliates, nor any of their agents or representatives has or is willing to make any representations or warranties, express or implied, other than as may be expressly set forth in this Agreement or in the documents delivered at Closing.

(c)This Agreement is an acknowledgment by Purchaser that Purchaser has inspected the Property, is thoroughly acquainted with and accepts the condition of the Property and the Purchased Interest, and has reviewed, to the extent necessary in its discretion, all the Property Information (as hereinafter defined). Except as set forth in this Agreement, Seller shall not be liable or bound in any manner by any oral or written “setups” (packages containing information about the Property or the Purchased Interest) or information pertaining to the Property, the Purchased Interest or the rents furnished by Seller, Seller’s affiliates, their agents or representatives, any real estate broker, or other person.

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(d) WITHOUT LIMITING THE PROVISIONS OF THIS SECTION EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS DELIVERED AT CLOSING, PURCHASER RELEASES SELLER AND (AS THE CASE MAY BE) SELLER'S OFFICERS, DIRECTORS, MEMBERS, SHAREHOLDERS, TRUSTEES, PARTNERS, EMPLOYEES, MANAGERS, ATTORNEYS AND AGENTS FROM ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDfNG ATTORNEYS' FEES AND DISBURSEMENTS WHETHER THE SUIT IS INSTITUTED OR NOT) OF ANY AN D EVERY KIND OR CHARACTER, WHETHER KNOWN OR UNKNOWN, LIQUIDATED OR CONTINGENT (HEREINAFTER COLLECT IVELY CALLED TH E "CLAIMS") ARISING FROM OR RELATING TO (i) ANY DEFECTS (PATENT OR LATENT), ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE PROPERTY W HETHER THE SAME ARE THE RESULT OF NEGLIGENCE OR OTHERWISE (ii) AN Y PHYSICA L CONDITIONS, VIOLATIONS OF AN Y APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION , ANY ENVIRONMENTAL OR HAZARDOUS SUBSTANCES LAWS) OR ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY, OR (iii) ANY OTHER CONDITIONS, INCLUDING, WITHOUT LIMITATION , ENVIRONMENTAL AND OTHER PHYSICAL CONDITIONS, AFFECTING THE PROPERTY WHETHER THE SAME ARE THE RESULT OF NEGLIGENCE OR OTHERWISE. THE RELEASE SET FORTH IN THIS SECTION SPECIFICALLY INCLUDES, WITHOUT LIMITATION, ANY CLAIMS UNDER ANY ENVIRONMENTAL OR HAZARDOUS SUBSTANCES LAWS OR UNDER TH E AMERICANS WITH DISABI LITIES ACT OF 1990, AS ANY OF THOSE LAWS MAY BE AMENDED FROM TIME TO TIME AND ANY REG U LATIONS, ORDERS, RULES OF PROCEDURES OR GUIDELINES PROMULGATED IN CONNECTION WITH SUCH LAWS, REGARDLESS OF WHETHER THEY ARE IN EXISTENCE ON THE DATE OF THIS AGREEMENT.

IN CONNECTION WITH THE GENERA L RELEASE SET FORTH IN THIS SECTION
12. I 2(d), PU RCHASER EXPRESSLY WAIVES THE BENEFITS OF SECTION 1542 OF TH E CALIFORNI A CIVI L CODE, WH ICH PROVIDES AS FOLLOWS: "A GENERAL RELEASE DOES NOT EXTEN D TO CLAIMS WHICH TH E CREDITOR DOES NOT KNOW OR SUSPECT TO EX IST IN HIS OR HER FAVOR AT THE TIME OF EX ECUTING THE RELEASE, WH ICH IF KNOWN BY HIM OR HER MUST HAVE MATERIA LLY
AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR." BY IN ITIALfNG BELOW , PURCHASER CONFIRMS IT HAS AG REED TO THE PROVISIONS OF THIS SECTION:

PURCHASER'S INITIALS: /s/ SC
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PURCHASER ACKNOWLEDGES THAT PURCHASER HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF PURCHASER’S SELECTION AND PURCHASER IS GRANTING THIS RELEASE OF ITS OWN VOLITION AND AFTER CONSULTATION WITH PURCHASER’S COUNSEL.

NOTWITHSTANDING THE FOREGOING OR ANYTHING ELSE IN THIS AGREEMENT TO THE CONTRARY, THE RELEASE SET FORTH HEREIN DOES NOT APPLY TO (1) THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS DELIVERED AT CLOSING, OR (2) ANY INDEMNITY OR WARRANTY EXPRESSLY MADE BY SELLER IN THIS AGREEMENT OR IN ANY DOCUMENT DELIVERED BY SELLER AT CLOSING, OR (3) THIRD PARTY CLAIMS ARISING OUT OF PRE-CLOSING MATTERS, OR (4) FRAUD, IT BEING UNDERSTOOD AND AGREED, HOWEVER THAT SUCH MATTERS SHALL BE GOVERNED BY THE APPLICABLE PROVISIONS OF THIS AGREEMENT WITH RESPECT TO ANY LIMITED SURVIVAL PERIOD OR MAXIMUM LIABILITY OF SELLER. NOTWITHSTANDING THE FOREGOING, PURCHASER SHALL HAVE THE RIGHT TO IMPLEAD SELLER AND/OR THE COMPANY INTO ANY THIRD PARTY CLAIM OR ACTION RELATING TO MATTERS ARISING PRIOR TO THE CLOSING.

(e)    The provisions of this Section 12.12 shall survive the termination of this Agreement and the Closing.

12.13Property Information and Confidentiality.

(a)Purchaser agrees that, prior to the Closing, all Property Information shall be kept strictly confidential and shall not, without the prior consent of Seller, be disclosed by Purchaser or Purchaser’s Representatives (as hereinafter defined), in any manner whatsoever, in whole or in part, and will not be used by Purchaser or Purchaser’s Representatives, directly or indirectly, for any purpose other than evaluating the Property and the Purchased Interest. Moreover, Purchaser agrees, that prior to the Closing, the Property Information will be transmitted only to Purchaser’s Representatives who need to know the Property Information for the purpose of evaluating, operating, financing or investing in the Property and/or the Purchased Interest, as applicable, and who are informed by Purchaser of the confidential nature of the Property Information. The provisions of this Section 12.13 shall in no event apply to Property Information which is a matter of public record and shall not prevent Purchaser from complying with laws, including, without limitation, self-regulatory, governmental regulatory, disclosure, tax and reporting requirements, or to make disclosures as required or to enforce the terms of this Agreement.

(b)Purchaser shall indemnify and hold Seller harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorney’s fees and disbursements, but excluding exemplary, punitive, indirect or consequential, special or other similar damages) actually incurred by Seller and arising out of or in connection with a breach by Purchaser of the provisions of this Section 12.13.

(c)In the event this Agreement is terminated, Purchaser and Purchaser’s Representatives shall, at Purchaser’s election, either promptly deliver to Seller, or destroy, and provide written notice to Seller confirming such destruction, all originals and copies of the Property Information previously provided by Seller to Purchaser in the possession of Purchaser and Purchaser’s Representatives; provided, however, that the return or destruction of such information shall be subject to Purchaser’s record retention policies.

(d)As used in this Agreement, the term “Property Information” shall mean
(i) all information and documents in any way relating to the Property and the Purchased Interest provided by Seller, the operation thereof or the sale thereof furnished to, or otherwise made available for review by, Purchaser or its directors, officers, employees, affiliates, partners, brokers, agents, or other representatives, including, without limitations, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, “Purchaser’s Representatives”), by Seller or any of Seller’s affiliates, or their agents or representatives, including, without limitation, their contractors, engineers, attorneys, consultants, brokers or advisors, and (ii) all compilations, data, studies, reports or other information or documents prepared or obtained by Purchaser or Purchaser’s Representatives containing or based, in whole or in part, on the information or documents described in the preceding clause (i) except for any information readily available in the public domain.

(e)In addition to any other remedies available to Seller, Seller shall have the right, at Seller’s sole cost and expense, to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Purchaser or Purchaser’s Representatives in order to enforce the provisions of this Section 12.13.

(f)The provisions of this Section 12.13 shall survive the termination of this Agreement and Closing.

12.14Undertakings by Seller and Purchaser. Seller and Purchaser each agree to perform such other acts, and to execute, acknowledge and deliver, prior to, at or subsequent to Closing, such other instruments, documents and other materials as the other may reasonably request and as shall be reasonably necessary in order to effect the consummation of the transaction contemplated hereby and to vest title to the Purchased Interest in Purchaser, provided that any such cooperation shall not cause the non-requesting party to incur any additional liability, cost or expense. This Section 12.14 shall survive the Closing.

12.15Survival of Representations and Warranties. Except as otherwise explicitly provided in this Agreement, the representations and warranties set forth herein shall survive the Closing for the Survival Period only.

12.16Publicity. The parties agree that, prior to Closing, and except for disclosures required by law or governmental regulations applicable to such party and disclosures to such party’s advisors or consultants, no party may, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials (other than customary title, zoning, code compliance and environmental due diligence investigations), make any public announcements or issue press releases regarding this Agreement or the transactions contemplated hereby to any third party without the prior written consent of the other party hereto; provided, however, that notwithstanding anything to the contrary contained in this Agreement, after Closing (a) either party may make a press release or other disclosure which shall be subject to the approval of the other party, which approval shall not be unreasonably withheld, denied or conditioned; and (b) any party or an affiliate of such party may make any public statement, filing or other disclosure which any of them reasonably believes to be required or desirable under applicable securities laws. The provisions of this Section 12.16 shall survive the Closing or any earlier termination of this Agreement.

12.17No Recording. Purchaser and Seller each covenants that neither it nor any successor or assign will record in any public records this Agreement or any memorandum or affidavit relating to this Agreement. In addition to other remedies pursuant to this Agreement, if either party breaches this Section 12.17, such party will record a release of any such memorandum or affidavit no later than five (5) days after request by the non-breaching party. This Section 12.17 shall survive the Closing or earlier termination of this Agreement and either party may enforce specific performance of the other party’s obligations under this Section 12.17.

12.18No Third Party Benefits. This Agreement is made for the sole benefit of Seller and Purchaser and their respective successors and assigns and no other person shall have any right, remedy or legal interest of any kind by reason of this Agreement.

12.19Submission not an Offer. The submission of this Agreement to any party by Seller shall not be construed as an offer, nor shall Purchaser have any rights with respect thereto, unless and until Seller shall execute a copy of this Agreement and deliver the same to Purchaser.

12.20Assignment. Neither Seller nor Purchaser shall directly or indirectly assign any of their rights or obligations under this Agreement. Notwithstanding the foregoing, Purchaser may assign this Agreement without Seller’s consent to any wholly owned subsidiary and shall provide notice thereof to Seller not less than five (5) Business Days prior to Closing.

12.21Required Purchaser Approvals. Notwithstanding anything set forth in this Agreement to the contrary, Purchaser’s obligation to proceed with the Closing of the transactions contemplated herein is conditioned upon Purchaser’s receipt of the approval of such transactions by the Investment Committee and Board of Directors of Purchaser or its constituent members; all approvals have been obtained. In the event that Purchaser does not receive all of such approvals by such date, Purchaser may terminate this Agreement by delivering written notice to Seller, in which event, except for those provisions of this Agreement which by their terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement.

12.22Natural Hazard Disclosure Statement. Purchaser and Seller acknowledge that Seller may be required to disclose if the Property lies within the following natural hazard areas or zones: (a) a special flood hazard area designated by the Federal Emergency Management Agency (California Government Code Section 8589.3); (b) an area of potential flooding (California Government Code Section 8589.4); (c) a very high fire hazard severity zone (California Government Code Section 51183.5); (d) a wild land area that may contain substantial forest fire risks and hazards (Public Resources Code Section 4136); (e) earthquake fault zone (Public Resources Code Section 2621.9); or (f) a seismic hazard zone (Public Resources Code Section

2694). Seller has engaged or will engage the services of a reputable third-party vendor (who, in such capacity, is herein called the “Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies for the purposes of enabling Seller to fulfill its disclosure obligations, if and to the extent such obligations exist, with respect to the natural hazards referred to in California Civil Code Section 1102.6a (as amended) and to report the result of its examination to Purchaser and Seller in writing. Seller has caused a written report prepared by the Natural Hazard Expert regarding the results of its full examination to be delivered to Purchaser. The written report prepared by the Natural Hazard Expert and delivered to Purchaser regarding the results of its full examination will fully and completely discharge Seller from its disclosure obligations referred to herein, if and to the extent any such obligations exist, and, for the purpose of this Agreement, the provisions of Civil Code Section regarding non-liability of Seller for errors or omissions not within its personal knowledge shall be deemed to apply and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above.

12.23Hazmat Disclosure. Section 25359.7 of the California Health and Safety Code requires owners of non-residential real property who know, or have reasonable cause to believe, that any release of hazardous substance has come to be located on or beneath the real property to provide written notice of such to a buyer of the real property. Purchaser and Seller acknowledge that Seller has advised Purchaser that the sole inquiry and investigation Seller has conducted in connection with the environmental condition of the Property is to obtain and/or review those certain environmental assessments and studies of the Property delivered to Purchaser pursuant to this Agreement. Purchaser acknowledges Purchaser’s receipt of the foregoing notice given pursuant to Section 25359.7 of the California Health and Safety Code.

12.24Independent Consideration. Notwithstanding anything in this Agreement to the contrary, Purchaser shall pay to Seller within two (2) Business Days following the Effective Date, as consideration for Seller entering into this Agreement, the sum of One Hundred Dollars ($100), which shall be non-refundable to Purchaser under any circumstances, shall not be applied towards the Purchase Price, shall be deemed fully earned by Seller upon the payment thereof, and shall be independent of any other consideration provided hereunder.

12.25Attorneys’ Fees. If either party institutes a legal action against the other relating to this Agreement or any default hereunder, the unsuccessful party to such action will reimburse the successful party for the reasonable expenses of prosecuting or defending such action, including without limitation attorneys’ fees and disbursements and court costs. The obligations under this Section 12.25 shall survive the Closing or earlier termination of this Agreement.

12.26Intentionally Omitted.

12.27Indemnity and Disclaimer. Seller shall indemnify, defend and hold Purchaser harmless from any liability, claim, demand, loss, expense or damage that is suffered by, or asserted by any third party against Purchaser arising from any act or omission of the Company, its agents, employees or contractors or otherwise arising out of the ownership or operation of the Property first arising or occurring prior to the Closing. Purchaser is not assuming any liability to third parties with respect to personal injury, breach of contract, breach of Environmental Laws or other similar third party or governmental claims relating to the Property first arising or accruing prior to the Closing. The provisions of this Section 12.27 shall survive Closing.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:
COLUMBIA PROPERTY TRUST OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	Columbia Property Trust, Inc., a Maryland corporation, its general partner

	By:	/s/ Kevin A. Hoover
Name: Kevin A. Hoover
Title: Senior Vice President

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[Signature Page to Agreement of Purchase and Sale of Partnership Interest (University Circle)]

PURCHASER:

APKV US Private REIT LP, a Delaware limited partnership

By:	APVK US Private REIT GP LLC, a Delaware limited liability company, its general partner

	By:	/s/ Stephen Cox
Name: Stephen Cox
Title: Managing Director

AZ VERS US PRIVATE REIT LP, a Delaware limited partnership

By:	AZ VERS US Private REIT GP LLC, a Delaware limited liability company, its general partner

	By:	/s/ Stephen Cox
Name: Stephen Cox
Title: Managing Director

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[Signature Page to Agreement of Purchase and Sale of Partnership Interest (University Circle)]

ALLIANZ U.S. PRIVATE REIT LP, a Delaware limited partnership

By:	Allianz U.S. Private REIT GP LLC, a Delaware limited liability company, its general partner

	By:	/s/ Stephen Cox
Name: Stephen Cox
Title: Managing Director

ALLIANZ PRESSE US REIT LP, a Delaware limited partnership

By:	Allianz Presse US REIT GP LLC, a Delaware limited liability company, its general partner

	By:	/s/ Stephen Cox
Name: Stephen Cox
Title: Managing Director

[Signature Page to Agreement of Purchase and Sale of Partnership Interest (University Circle)]

EXHIBITS AND SCHEDULES*

*             The company will furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request; provided, however, that the company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any exhibit or schedule so furnished.